UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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Beckman Coulter, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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# Transforming Laboratory Practice and Patient Care

Beckman Coulter 2008 Proxy Statement

March 21, 2008

Dear Stockholder:

On behalf of the Board of Directors and management of Beckman Coulter, Inc., we would like to extend a personal invitation for you to join us at our Annual Meeting of Stockholders to be held on Thursday, April 24, 2008, at 10:00 a.m. local time at our corporate headquarters located in Fullerton, California. At this year’s meeting, in addition to the election of four directors, you will be asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

Attached you will find a Notice of Meeting and Proxy Statement that contains further information about these items as well as specific details of the meeting. We have also enclosed a copy of our Annual Report on Form 10-K for fiscal year 2007.

It is important for your shares to be represented at the Annual Meeting, regardless of the number of shares you hold or whether you plan to attend the meeting in person. We urge you to vote your shares as soon as possible. The proxy card contains instructions on how to cast your vote.

Your Board of Directors and management are committed to the continued success of Beckman Coulter and the enhancement of your investment, and we want to express our appreciation for your confidence and support. We look forward to seeing you at the meeting.

Sincerely,

Betty Woods	Scott Garrett
Chairman of the Board	President and Chief Executive Officer

Fullerton, California

BECKMAN COULTER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 24, 2008

Date:	Thursday, April 24, 2008

Time	10:00 a.m. (local Pacific time)

Place:	Corporate Headquarters, 4300 North Harbor Boulevard, Fullerton, CA 92835

Items of Business:	1. To elect four directors to serve, until the expiration of their term in 2011 and until their successors are elected and qualified (Proposal 1).

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008 (Proposal 2).

3. To conduct such other business as may properly come before the meeting or at any adjournments or postponements of the meeting.

Record Date and Who Can Vote:	Stockholders at the close of business on February 27, 2008.

How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed return envelope. Or, you can vote over the telephone or the Internet as described on the enclosed proxy card.

Who May Attend:

Only persons with evidence of stock ownership or who are guests of the Company may attend and be admitted to the Annual Meeting. If shares are registered in your name, you must bring the admission ticket attached to your proxy card or provide other satisfactory proof of ownership before you will be admitted to the meeting. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares.

If you plan to attend, please be sure to mark the box provided on the proxy card or indicate your attendance when prompted during your Internet or telephone submission. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Recommendation:	The Board of Directors recommends that you vote “For” Proposals 1 and 2.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on April 24, 2008.

•	The Proxy Statement and Annual Report on Form 10-K, are available at www.edocumentview.com/bec.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to submit your proxy promptly in order to assure that a quorum is present. Thank you for your attention to this important matter.

By Order of the Board of Directors,

Arnold A. Pinkston

Senior Vice President, General Counsel and Secretary

March 21, 2008

Fullerton, California

i

BECKMAN COULTER, INC.

4300 N. Harbor Blvd., Box 3100

Fullerton, California 92834-3100

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 24, 2008

SOLICITATION

This Proxy Statement is sent to you in connection with the solicitation of proxies by the Board of Directors of Beckman Coulter, Inc., a Delaware Corporation (“Company”, “Beckman Coulter”, “we”, “us” and “our”), to be voted at the 2008 Annual Meeting of Stockholders. The meeting will be held at our headquarters, 4300 N. Harbor Boulevard, Fullerton, California, 92835, at 10:00 a.m. (local Pacific Time), on Thursday, April 24, 2008 and at any adjournments or postponements thereof. A live audio webcast of the meeting will be available on our website at www.beckmancoulter.com beginning at the same time. The meeting webcast will also be archived and available for replay. Copies of this Proxy Statement and the accompanying form of proxy as well as the Annual Report on Form 10-K are being mailed on or about March 21, 2008 to stockholders entitled to vote.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. Our Board of Directors has designated Robert G. Funari and Glenn S. Schafer to be the Company’s proxy holders. By completing and returning the enclosed proxy card, you are giving Mr. Funari and Mr. Schafer the authority to vote your shares in the manner you indicate on your proxy card. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If you do not give a contrary direction, the shares will be voted as recommended by the Board of Directors.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on each proxy card you receive as instructed at “Voting Information - How do I vote?” below.

Who will bear the cost for soliciting votes for the meeting?

The Company will bear all the cost of this solicitation, including reasonable charges of brokerage houses, nominees, fiduciaries and other custodians for forwarding the proxy materials to the beneficial owners of the stock and obtaining their voting instructions. In addition to solicitation by mail, certain of the directors, officers and employees of the Company may, without extra compensation, solicit proxies by telephone, by facsimile, or in person. The Company has engaged D. F. King & Co., Inc. to assist in soliciting proxies from stockholders of the Company for a fee of approximately $12,500 plus reimbursement of reasonable out-of-pocket expenses.

BEC 2008 NOTICE & PROXY STATEMENT	1

VOTING INFORMATION

Who is qualified to vote?

You are entitled to receive notice of and to vote at the Annual Meeting, or at adjournments or postponements of the meeting, if you owned shares of Common Stock at the close of business on February 27, 2008 (“Record Date”).

How many shares of Common Stock may vote at the Annual Meeting?

The securities of the Company entitled to be voted at the annual meeting consist of shares of its Common Stock, par value $.10 per share (“Common Stock”), of which 62,743,186 shares were issued and outstanding at the close of business on February 28, 2008. Each share of Common Stock is entitled to one vote on each matter presented.

The Company’s Benefit Equity Trust, established to assist the Company in meeting its stock-related obligations for benefit programs, held 1,337,846 of the shares outstanding for voting purposes as of February 28, 2008. These shares are voted by the trustee in the same proportion as instructions received from employees recently participating in the Company’s Employees’ Stock Purchase Plan.

What constitutes a quorum, and why is a quorum required?

A quorum is required for the stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

What if I don’t vote or abstain? How are broker non-votes counted?

Under Delaware law, abstentions are treated as present and entitled to vote and, thus, will be counted in determining whether a quorum is present and will have the effect of a vote against a matter, except for the election of directors in which case an abstention will have no effect. Shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter (called “broker non-votes”), will be considered present for quorum purposes but not considered entitled to vote on that matter.

If my shares are held in street name by my broker, will my broker vote my shares for me?

Under the rules of the New York Stock Exchange, Inc. (“NYSE”), if you hold your shares through a broker, your broker is permitted to vote your shares on “routine” matters, which includes the election of directors and the ratification of independent auditors, even if the broker does not receive instructions from you.

What proposals will be voted at the meeting?

For Proposal 1, directors will be elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election, subject to the Company’s majority voting policy, described below at “Nominating and Corporate Governance Committee – Majority Voting Policy.” Stockholders may vote for or withhold voting for any or all nominees for the Board of Directors (Proposal 1) by so indicating on the accompanying proxy card or when prompted according to Internet or telephonic proxy instructions.

2	BEC 2008 NOTICE & PROXY STATEMENT

For Proposal 2, unless a greater or different vote is required by applicable law, the certificate of incorporation or the by-laws, an affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the meeting will be required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

What happens if additional matters are presented at the meeting?

As of the date of this Proxy Statement, other than the items of business described herein, we are not aware of any other business that may properly come before the stockholders for a vote at the Annual Meeting.

How do I vote?

You may choose one of three ways to submit your proxy:

•	Via Internet: To vote online, have the enclosed proxy/instruction card(s) in hand, go to the website listed on the card(s), and follow the instructions.

•	By Telephone: To vote via telephone, have the enclosed proxy/instruction card(s) in hand, call the toll-free telephone number on the card(s), and follow the instructions.

•	By Mail: To vote by mail, mark, sign, date and mail the enclosed proxy/instruction card(s) to Computershare Trust Company, N.A. in the enclosed U.S. postage-paid envelope.

If you vote via the Internet or by telephone, please do not return the enclosed proxy/instruction card(s) by mail.

The shares represented by duly executed and returned proxies in the accompanying form or by proxies properly submitted by use of the Internet and telephone procedures which are received in time for the Annual Meeting will be voted.

Can I change my vote after I have delivered my proxy?

Yes, you may revoke the proxy at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company at the address shown above, by submitting a later dated and properly executed proxy, or by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Who will count the votes?

An Inspector of Elections will be present at the meeting.

Where can I find voting results of the meeting?

We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the first quarter of fiscal year 2008.

Whom should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2007 Annual Report on Form 10-K, please contact: Beckman Coulter, Inc., 4300 North Harbor Boulevard, Fullerton, CA 92835, Attention: Investor Relations, Telephone: (714) 773-7620.

BEC 2008 NOTICE & PROXY STATEMENT	3

How do I communicate with the Company’s Board of Directors?

The Board of Directors provides a process for stockholders and interested parties to communicate directly with any individual director, including the chairman, the Board as a whole, or with the non-employee directors as a group. Stockholders and interested parties may send written communications to the Secretary of the Company at Beckman Coulter, Inc. (M/S A-38-A), 4300 N. Harbor Boulevard, P.O. Box 3100, Fullerton, CA 92834-3100. Any communications directed to the Board of Directors, the non-employee directors as a group or any individual director from stockholders, employees or other interested parties that concern complaints regarding accounting, internal accounting controls or auditing matters will be handled in accordance with procedures adopted by the Audit and Finance Committee. In addition, employees may communicate all concerns regarding accounting, internal accounting controls and auditing matters to the Audit and Finance Committee or other matters to the Board of Directors on a confidential and anonymous basis through the Company’s Do the Right Thing compliance communication line. The Board has instructed the Secretary to review all communications so received, and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e., business inquiries, complaints or suggestions), and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Four members of our Board of Directors are proposed to be elected for a term expiring at the Annual Meeting in 2011 and until their successors are duly elected and qualified. The Board currently consists of 11 persons and is divided into three classes, with overlapping three-year terms. One class of directors is elected each year with a term extending to the third succeeding annual meeting after election.

Dr. Lavizzo-Mourey, who served as a member of the Board’s Audit & Finance Committee, resigned from the Board of Directors effective as of June 1, 2007, and will not stand for re-election for a term expiring in 2009. Dr. Lavizzo-Mourey’s decision not to stand for re-election is not related to any disagreement between Dr. Lavizzo-Mourey and the Company on any matter relating to our operations, policies or practices. The Board expresses its gratitude and appreciation for Dr. Lavizzo-Mourey’s contributions to our success. Her resignation from the Board reduced the number of directors to 10.

In December 2007, the Board elected Susan R. Nowakowski as an independent, non-executive director, effective as of December 10, 2007. Upon her election, the number of directors returned to 11, the maximum number of directors currently authorized by the Board. In the interim between annual meetings, the Board has the authority under the Company’s Amended and Restated By-Laws to increase or decrease the size of the Board and fill vacancies.

The Nominating and Corporate Governance Committee has recommended each of the nominees. Each of the nominees has consented to serve as director for the three-year term if elected. If any of them should decline or be unable to act as a director, the persons named in the proxy will vote for such substitute nominee, or nominees, as may be designated by the Board unless the Board reduces the number of directors accordingly. At this time, we are not aware of any reason why a nominee might be unable to serve if elected. Except as disclosed in this Proxy Statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

4	BEC 2008 NOTICE & PROXY STATEMENT

Director Nominees for Term Expiring 2011

KEVIN M. FARR, CPA, 50, has been Chief Financial Officer for Mattel, Inc. since 2000. He previously served as Senior Vice President and Corporate Controller from 1996, and held various other positions since he joined Mattel in 1991. Mr. Farr currently is responsible for Mattel’s worldwide financial functions, as well as information technology, strategic planning, mergers and acquisitions, investor relations, and corporate services . He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Farr serves on the Marshall School Corporate Advisory Board of the Marshall School of Business at the University of Southern California and the Board of Directors, Special Olympics International, and is Chairman of the Board for the Mattel Children’s Foundation. Mr. Farr has been a director of Beckman Coulter since October 2004.

VAN B. HONEYCUTT, 63, was Chairman and Chief Executive Officer of Computer Sciences Corporation (CSC), a leading provider of consulting, system integration and information technology services to industries and governments worldwide. He was named chief executive officer at CSC in 1995 and then chairman in 1997. He retired from CSC on July 30, 2007. He now consults to CSC. He has been a director of Beckman Coulter since 1998.

JAMES V. MAZZO, 50, is Chairman, President and Chief Executive Officer of Advanced Medical Optics (AMO). Mr. Mazzo serves on the executive board of AdvaMed, the world’s largest medical device organization. He also serves on the University of California at Irvine (UCI) Dean’s Board of Directors’ Executive Committee, UCI Dean’s Board of Business and Engineering, and is a trustee for Chapman University, the University of San Diego, the UCI Foundation, member of the UCI Chief Executive Roundtable, and is the only non-ophthalmologist member of the International Intraocular Implant Club (IIIC). Mr. Mazzo assumed his duties as a director of Beckman Coulter effective February 2007.

BETTY WOODS, 69, served as President and Chief Executive Officer of Premera Blue Cross, formerly Blue Cross of Washington and Alaska, one of that area’s largest health care contractors, and also served as Chief Executive Officer of PREMERA, holding company of Premera Blue Cross from 1992 until her retirement in July 2000. She joined Premera Blue Cross in 1976. She serves on the Seattle-Northwest Chapter of the National Association of Corporate Directors, is on the Board of Trustees of Seattle University and Ambia, a privately-held architecture firm, and is a founding member of the National Institute for Health Care Management. Ms. Woods has been a director of Beckman Coulter since 1994 and has served as the Chairman of the Board since April 2005. In April, 2008, Ms. Woods will assume the role of Lead Independent Director.

The Board of Directors recommends a vote “For” the above nominees. The persons named in the accompanying proxy intend to vote the shares represented by the proxy for the election of the director nominees listed above, unless authority to vote for one or more of such nominees is withheld in the proxy. The proxies cannot be voted for a greater number of persons than the number of nominees named. A plurality of the votes cast at the meeting in person or by proxy by the holders of shares entitled to vote in the election is required to elect directors.

BEC 2008 NOTICE & PROXY STATEMENT	5

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Continuing Directors

In addition to the four directors to be directors elected at this Annual Meeting, seven directors will continue in office with terms expiring in 2009 and 2010. The following directors compose the remainder of the Board with terms expiring as shown:

Term Expiring 2009

PETER B. DERVAN, Ph.D., 62, has been a member of the faculty at the California Institute of Technology since 1973 where he is currently Bren Professor of Chemistry in the Division of Chemistry and Chemical Engineering. He serves on the Scientific Advisory Board of Gilead Sciences and the Robert A. Welch Foundation. Dr. Dervan is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, the American Philosophical Society, and the Institute of Medicine. Dr. Dervan has been a director of Beckman Coulter since 1997.

SCOTT GARRETT, 58, serves as Beckman Coulter’s President and Chief Executive Officer. He was named Chief Executive Officer effective February 2005 and served as President and Chief Operating Officer since December 2003. He joined the Company in 2002 as President, Clinical Diagnostics. Prior to joining Beckman Coulter, Inc., he served as chief executive officer of Garrett Capital Advisors, L.L.C., a private equity firm focused on medical device companies, and as chief executive officer for Kendro Laboratory Products, L.P., a life sciences company. Mr. Garrett also spent over 20 years of his career with Baxter International/American Hospital Supply Corporation and a Baxter spin-off company. He began his career with Baxter in product development. Through a series of promotions Mr. Garrett became Group Vice President of Baxter and President of the Diagnostics subsidiary. Baxter’s Diagnostics subsidiary subsequently became Dade International and then Dade Behring, Inc., where Mr. Garrett served as Chairman and Chief Executive Officer. Mr. Garrett has been a director of Beckman Coulter since January 2005. In April, 2008, Mr. Garrett will become Chairman of the Board.

SUSAN R. NOWAKOWSKI, 43, is currently the Chief Executive Officer of AMN Healthcare, Inc. She joined AMN Healthcare in 1990 and has been a director since September 2003. She serves as a member of AMN Healthcare’s Executive Committee and has been AMN Healthcare’s President since May 2003 and the Chief Executive Officer since May 2005. Ms. Nowakowski also served as AMN Healthcare’s Chief Operating Officer from December 2000 through May 2003; as Secretary from October 2001 through May 2003; as Executive Vice President from January 2002 through May 2003; and as AMN Healthcare’s Senior Vice President of Business Development from September 1998 to December 2000. Following AMN Healthcare’s acquisition of Medical Express, Inc., she was additionally appointed President of Medical Express, Inc. in April 1999. She also served as AMN Healthcare’s Chief Financial Officer and Vice President of Business Development from 1990 to 1993 and 1993 to 1998, respectively. Prior to joining AMN Healthcare, Ms. Nowakowski worked as a financial analyst at a subsidiary of Eli Lilly & Co. and as the finance manager of BioVest Partners, a venture capital firm. Ms Nowakowski served on the board of Playtex Products, Inc. from 2001 until October, 2007, when they were sold to Energizer Holdings, serving as chair of the Audit & Finance Committee from February 2006.

6	BEC 2008 NOTICE & PROXY STATEMENT

GLENN S. SCHAFER, CPA, 58, served as Vice Chairman of Pacific Life Insurance Company until his retirement on December 31, 2005. He was appointed Vice Chairman of Pacific Life in April 2005. Prior to being named Vice Chairman, Mr. Schafer had been President and a board member of Pacific Life since 1995. In that capacity, he oversaw Pacific Life’s securities, real estate, institutional products, annuities and mutual funds divisions, and the broker dealer network, as well as the treasury, finance and administrative areas of the company. Mr. Schafer joined Pacific Life as Vice President, Corporate Finance, in 1986, was elected Senior Vice President and Chief Financial Officer in 1987, and in 1991, Executive Vice President and Chief Financial Officer. He is a member of the Michigan Association of Certified Public Accountants, and a Fellow of the Life Management Institute. Mr. Schafer is a member of the board of directors of Skilled Healthcare Group, Inc. and was elected to the Janus Capital Group board of directors in December, 2007. Mr. Schafer has been a director of Beckman Coulter since 2002.

Term Expiring 2010

ROBERT G. FUNARI, 61, is Chairman and Chief Executive Officer of Crescent Healthcare, Inc., a private equity-backed provider of infusion therapy services where he has served since 2004. He previously served as President and Chief Executive Officer of Syncor International, a provider of specialized pharmacy services. He was Executive Vice President and General Manager of the drug company for McKesson, Inc. and spent more than 18 years in a broad range of leadership positions at Baxter International. Mr. Funari also serves on the board of Pope & Talbot, Inc., is a member of the RAND Health Board of Advisers, and is Chairman of Bay Cities National Bank. Mr. Funari has been a director of Beckman Coulter since December 2005.

CHARLES A. HAGGERTY, 66, is currently Chief Executive Officer of Le Conte Assoc., LLC, a consulting and investment company in Laguna Niguel, California. Previously, he was Chairman, President and Chief Executive Officer of Western Digital Corporation, a manufacturer of hard disk drives, from 1993 until his retirement in 2000. Prior thereto, he served IBM Corporation in various positions for 28 years, holding the posts of Vice President of IBM’s Worldwide OEM Storage Marketing from 1991 to May 1992 and of Vice President/General Manager, Low-End Mass-Storage Products from 1989 to 1991. Mr. Haggerty also serves as a director of LSI Corp., Pentair, Inc., Deluxe Corporation and Imation Corp. Mr. Haggerty has been a director of Beckman Coulter since 1996.

WILLIAM N. KELLEY, M.D., 68, is a Professor of Medicine and Professor of Biochemistry and Biophysics at the University of Pennsylvania School of Medicine. He served as Chief Executive Officer of the University of Pennsylvania Medical Center and Health System, Dean of the School of Medicine and Executive Vice President of the University from 1989 to 2000. He was the John G. Searle Professor and Chairman of the Department of Internal Medicine and Professor of Biological Chemistry at the University of Michigan in Ann Arbor from 1975 to 1989. He currently serves on the Board of Trustees of Emory University. He is a member of the Institute of Medicine of the National Academy of Sciences. He is a fellow of the American Academy of Arts and Sciences, a member of the Association of American Physicians and the American Philosophical Society, and a Master of the American College of Physicians and a Master of the American College of Rheumatology. Dr. Kelley also serves as a director of Merck & Co., Inc., GenVec, Inc., Advanced Biosurfaces, and PolyMedix. Dr. Kelley has been a director of Beckman Coulter since 1994.

BEC 2008 NOTICE & PROXY STATEMENT	7

DIRECTOR COMPENSATION - CALENDAR 2007

The following table presents information regarding the compensation paid during 2007 to individuals who were members of the Board at any time during 2007 and who were not also one of our employees (referred to herein as “Non-Employee Directors”). The compensation paid to any director who was also one of our employees during 2007 is presented below in the “Summary Compensation Table “ and the related explanatory tables.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3) (4)	All Other Compensation ($)(5)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)
Betty Woods	175,000	75,757	66,681	62,500	379,938
Hugh K. Coble	3,616	30,396	45,752	—	79,764
Peter B. Dervan	81,000	26,803	46,694	31,550	186,047
Kevin M. Farr	78,000	26,803	46,694	23,400	174,897
Robert G. Funari	80,000	26,803	46,694	—	153,497
Charles A. Haggerty	87,500	26,803	46,694	36,250	197,247
Van B. Honeycutt	81,500	26,803	46,694	24,450	179,447
William N. Kelley	84,000	26,803	46,694	25,200	182,697
Risa J. Lavizzo-Mourey	36,000	9,770	2,745	10,800	59,315
James V. Mazzo	74,500	20,736	11,585	22,350	129,171
Susan R. Nowakowski	2,411	—	—	723	3,134
Glenn S. Schafer	94,500	26,054	24,733	38,350	183,637

(1) Ms. Nowakowski was elected to the Board effective December 10, 2007. Mr. Mazzo was elected to the Board effective February 14, 2007. Mr. Coble resigned from the Board effective February 2, 2007 and Dr. Lavizzo-Mourey resigned from the Board effective June 1, 2007.

(2) The amounts reported in Columns (c) and (d) above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (c) and (d) above, please see the discussion of stock and option awards contained in Note 14 (Employee Benefits) of the Company’s Consolidated Financial Statements, included as part of the Company’s 2007 Annual Report to Stockholders filed on Form 10-K, which is incorporated herein by reference.

(3) As described below, we granted each of our Non-Employee Directors an award of 4,000 stock options and 700 restricted stock units in January 2007. Each of these stock option awards had a value of $74,200 on the grant date, and each of these restricted stock unit awards had a value of $41,328 on the grant date. See footnote (2) above for the assumptions used to value these awards. In addition to the January 2007 grants, Ms. Woods was granted a special award of 550 shares of Common Stock on February 15, 2007. This award had a value of $36,515 based upon the closing price of the Company’s Common Stock on February 15, 2007.

8	BEC 2008 NOTICE & PROXY STATEMENT

(4) The following table presents the number of shares subject to outstanding and unexercised option awards and the number of unvested stock awards (which term includes restricted stock units for purposes of this Proxy Statement) held by each of our Non-Employee Directors as of December 31, 2007.

Director	Number of Shares Subject to Outstanding Option Awards (Vested and Unvested) as of December 31, 2007	Number of Unvested Shares or Units as of December 31, 2007
B. Woods	27,000	1,634
H. K. Coble	14,000	—
P. B. Dervan	46,000	1,167
K. M. Farr	14,179	1,167
R. G. Funari	8,500	1,167
C. A. Haggerty	23,000	1,167
V. B. Honeycutt	33,000	1,167
W. N. Kelley	46,000	1,167
R. J. Lavizzo-Mourey	—	—
J. V. Mazzo	3,518	616
S.R. Nowakowski	—	—
G. S. Schafer	26,700	1,167

(5) Amounts shown in Column (e) for 2007 include the value of premium stock units (as described below) credited by the Company on behalf of Non-Employee Directors (based on the fair market value of a share of Common Stock on the crediting date) under the Company’s Deferred Directors’ Fees Program and the amount of charitable matching contributions made by the Company on behalf of Non-Employee Directors under its Matching Program, as indicated in the table below. Stock units credited to the Deferred Directors’ Fees Program are credited with dividend equivalents as the Company pays ordinary dividends on the Common Stock; however, the value of the dividend equivalents has not been included in the table above pursuant to SEC rules. The material terms of the Company’s Deferred Directors’ Fees Program and charitable Matching Program are summarized below under “Director Compensation.”

Director	Deferred Directors’ Fees Program Contributions ($)	Matching Contributions Under Charitable Matching Program ($)
B. Woods	52,500	10,000
H. K. Coble	—	—
P. B. Dervan	24,300	7,250
K. M. Farr	23,400	—
R. G. Funari	—	—
C. A. Haggerty	26,250	10,000
V. B. Honeycutt	24,450	—
W. N. Kelley	25,200	—
R. J. Lavizzo-Mourey	10,800	—
J.V. Mazzo	22,350	—
S.R. Nowakowski	723	—
G. S. Schafer	28,350	10,000

BEC 2008 NOTICE & PROXY STATEMENT	9

Compensation during 2007 of Non-Employee Directors for their service on our Board generally consisted of an annual retainer, fees for attending meetings, and an annual equity award. The Non-Employee Directors are also offered the opportunity to participate in the Company’s Deferred Directors’ Fee Program and to have certain of their charitable contributions matched by the Company under its Matching Program. The material terms of both Programs are described below.

Annual Retainer and Meeting Fees

The following table sets forth the schedule of meeting fees and annual retainers for Non-Employee Directors in effect during 2007:

Type of Fee	Dollar Amount
Annual retainer to Chairman of the Board, paid in quarterly installments	$175,000
Annual retainer other than to Chairman of the Board, paid in quarterly installments	$40,000
Additional annual retainer to Chairman of the Audit and Finance Committee, paid in quarterly installments	$15,000
Additional annual retainer to Chairman of the Organization and Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee, paid in quarterly installments	$7,500
Fee for each Board meeting attended by each director other than the Chairman of the Board	$2,000
Fee for each Committee meeting attended by each director other than the Chairman of the Board	$1,500

All Non-Employee Directors are also reimbursed for any out-of-pocket expenses they incur in attending meetings of the Board.

Annual Equity Awards

Under the automatic director grants provisions of the Company’s 2004 Long-Term Performance Plan (the “2004 Plan”) as in effect before the 2004 Plan terminated in April 2007, each Non-Employee Director who has not been employed by the Company in the preceding 12 months receives, on the first Thursday in January of each year, an annual award consisting of 4,000 stock options and 700 restricted stock units. Any Non-Employee Director who first takes office on or before the first trading day of a calendar year and who has not been employed by the Company in the preceding 12 months receives, on the date he or she first takes office, an initial award consisting of 400 stock options and 70 restricted stock units (or in each case, if greater, a pro-rata portion of 4,000 stock options and 700 restricted stock units based on the number of days following the grant date until the following anniversary of the grant date, divided by 365). In January 2007, each Non-Employee Director received an annual award of 4,000 stock options and 700 restricted stock units under the 2004 Plan. Mr. Mazzo received an initial award under the 2004 Plan because he first took office in February 2007.

Initial and Annual Stock Option Grants. Each initial and annual stock option award under the 2004 Plan is granted with a per-share exercise price equal to the fair market value of a share of Common Stock on the grant date. For options granted prior to July 12, 2006, and in accordance with the Company’s equity award grant practices then in effect, the fair market value of the option was equal to the average of the high and low market prices of a share of Common Stock on the grant date. (As indicated in the Compensation Discussion and Analysis section, commencing with options granted after July 12, 2006, the fair market value of the option is equal to the closing market price of a share of Common Stock on the grant date.)

Subject to each Non-Employee Director’s continued service as a director, each initial and annual stock option award vests as to one-third of the total number of shares subject to the option on each of the first, second

10	BEC 2008 NOTICE & PROXY STATEMENT

and third anniversaries of the grant date. Pursuant to the terms of the 2004 Plan, stock options granted to our Non-Employee Directors will generally vest on an accelerated basis in connection with a change in control of the Company. Once vested, stock options will generally remain exercisable until their normal expiration date. However, vested stock options may terminate earlier in connection with a change in control transaction. In addition, unvested stock options will immediately terminate upon a termination of a Non-Employee Director’s services as a director. The Non-Employee Director will generally have one year to exercise vested stock options following a termination of the Non-Employee Director’s services as a director.

Initial and annual stock option awards granted to Non-Employee Directors do not include any dividend or dividend equivalent rights.

Initial and Annual Restricted Stock Units. Each restricted stock unit awarded to our Non-Employee Directors represents a contractual right to receive one share of Common Stock if the time-based vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of each Non-Employee Director.

Subject to the Non-Employee Director’s continued service, the initial and annual restricted stock unit awards vest in three substantially equal annual installments on each of the first, second and third anniversaries of the grant date. Pursuant to the terms of the 2004 Plan, restricted stock units will generally vest on an accelerated basis in connection with a change in control of the Company. Upon the cessation of the Non-Employee Director’s services, any then-unvested restricted stock units will terminate. Restricted stock units will generally be paid in an equivalent number of shares of Common Stock as they become vested; however, the plan administrator retains discretion to provide for the settlement of vested restricted stock units in cash (as opposed to shares of Common Stock) based on the fair market value of a share of Common Stock on the vesting date (as determined under the 2004 Plan). In addition, Non-Employee Directors may elect to defer payment of vested restricted stock units until a termination of their services as a director, provided that the election complies with any applicable requirements of Section 409A of the Internal Revenue Code.

Initial and annual restricted stock unit awards granted to Non-Employee Directors do not include any dividend or dividend equivalent rights.

Special Stock Award to Ms. Woods. In light of the significant contributions rendered and expected to be rendered by Ms. Woods, as the Company’s Chairman of the Board, Ms. Woods was granted a special award of 550 shares of the Company’s Common Stock during 2007.

The Board administers the 2004 Plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

Deferred Directors’ Fee Program

Non-Employee Directors are eligible to defer all or a portion of their annual retainer and meeting fees under the Company’s Deferred Directors’ Fee Program. Each participating Non-Employee Director may elect to have deferred compensation credited to one or both of the following accounts:

•	a cash account wherein deferrals are credited with interest at a rate equal to the prime rate established by the Bank of America in effect as of July 31 of the preceding year; and/or

•

a stock unit account wherein deferrals are credited in the form of stock units (a bookkeeping entry deemed to be equivalent to one share of Common Stock) by dividing the amount of the deferrals by the fair market value of a share of Common Stock on the crediting date.

BEC 2008 NOTICE & PROXY STATEMENT	11

No Non-Employee Director has elected to defer compensation to a cash account. For each deferral to a stock unit account, the Non-Employee Director’s stock unit account will be increased by a percentage of the amount deferred to the account based on the percentage of total fees the director has elected to defer into the stock unit account. The additional contribution ranges from 15% of the amount deferred to the account (for deferring between 40% and 60% of fees to the stock unit account) to 30% of the amount deferred to the account (for deferring at least 80% of fees to the stock unit account). The additional Company contribution will be credited in the form of additional stock units (referred to as “premium stock units”).

Non-Employee Directors are entitled to the following dividend equivalent rights with respect to stock units credited to their stock unit account. If the Company pays a cash dividend on its Common Stock, then the Non-Employee Director’s stock unit account will be credited with an additional number of stock units equal to (i) the per-share cash dividend paid by the Company on its Common Stock, multiplied by (ii) the total number of stock units credited to the Non-Employee Director’s account as of the dividend record date, divided by (iii) the fair market value of a share of Common Stock on the dividend payment date.

Amounts deferred under the program are payable upon a Non-Employee Director’s termination of services as a director. At the Non-Employee Director’s election, deferrals will be paid (i) in a single sum upon termination; (ii) 50% upon termination and the remaining 50% on or about January 1 following the year in which the termination occurs; or (iii) for participants with an accrued balance of at least $100,000, in substantially equal annual installments of between five and 15 years following termination. Notwithstanding the foregoing, distributions will be made in a single sum if the termination of the director’s services is on account of his or her death. Amounts credited to the cash account will be paid in cash. Stock units credited to the stock unit account will be paid in an equivalent number of shares of Common Stock, except that premium stock units credited on or after April 1, 2004 (and dividend equivalents with respect thereto) will be paid in cash.

Matching Program

Non-Employee Directors may participate in the Company’s Matching Program available generally to employees of the Company. Under the program, the Company matches, dollar-for-dollar, gifts by directors to qualifying tax-exempt educational institutions up to $10,000 annually.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Ethics

The Company has adopted corporate governance guidelines entitled “Corporate Governance Guidelines” which conform to the New York Stock Exchange corporate governance listing standards and SEC rules. These principles were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interests of stockholders. The Board has also adopted a Code of Ethics applicable to all officers, directors and employees of the Company, including its principal executive officer, principal financial officer and other senior financial officers. These documents are available at www.beckmancoulter.com by first clicking on “Investor Relations” and then “Corporate Governance” and are also available in print to any stockholder without charge, upon request, by writing to the Company at “Beckman Coulter, Inc., Office of Investor Relations (M/S A-37-C), 4300 N. Harbor Boulevard, P. O. Box 3100, Fullerton, CA 92834-3100.”

Certain Relationships and Related Transactions

The Board of Directors of the Company has established a policy and certain procedures that must be followed prior to any transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, with a related party. Under this policy,

12	BEC 2008 NOTICE & PROXY STATEMENT

the Nominating and Corporate Governance Committee is charged with monitoring and reviewing issues involving potential conflicts of interest involving officers and directors of the Company, including the review of all related party transactions. When a director or officer becomes aware of a potential conflict of interest or related party transaction, he or she is required to promptly disclose the potential conflict or transaction to the General Counsel of the Company, who shall then promptly notify the chair of the Nominating and Corporate Governance Committee. The Committee reviews the material facts of any potential conflict or related party transaction and takes any actions it deems appropriate. The Committee reports its findings and recommended actions to the Board at the next regularly scheduled meeting of the Board of Directors. During fiscal year 2007, based on written representations from the executive officers and directors of the Company, there were no Related Party Transactions.

Director Independence

In accordance with the New York Stock Exchange rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the New York Stock Exchange listing standards. The Company’s Director Independence Standards are set forth in the Corporate Governance Guidelines described above. Based on these standards, the Board has determined that Ms. Woods, Mr. Funari, Mr. Haggerty, Mr. Mazzo, Dr. Kelley, Mr. Farr, Mr. Honeycutt, Dr. Dervan, Ms. Nowakowski, and Mr. Schafer, the Non-Employee Directors (as well as Dr. Lavizzo-Mourey during her tenure) are independent and have no relationship with the Company, except as a director and stockholder of the Company. In addition, based on such standards, the Board affirmatively determined that Mr. Garrett is not independent because he is the President and Chief Executive Officer of the Company.

In determining independence, the Board of Directors has determined that each of the non-employee members of the Board of Directors has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In determining whether a director has had a material relationship with the Company, our Corporate Governance Guidelines establish a categorical standard. The categorical standard is as follows: a relationship or transaction of the nature or type described in Item 404(a), 404(b) or 404(c) of the SEC’s Regulation S-K shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the relationship or transaction does not exceed the applicable thresholds included in Item 404(a), 404(b) or 404(c) or is otherwise covered by an exclusion or exemption contained in Item 404(a), 404(b) or 404(c). As long as a director has no relationships with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries) other than those that would be permitted under the categorical standard, a director will be considered not to have a material relationship with the Company or any of its subsidiaries. In the event of a relationship that is not addressed by the categorical standard or that does not satisfy the categorical standard, the Board of Directors may, in its judgment, taking into account all relevant facts and circumstances, deem that relationship not to be material. The Corporate Governance Guidelines are available on the Company’s website (www.beckmancoulter.com under “Investor Relations” at “Corporate Governance”).

Board Chairman and Lead Independent Director

On February 6, 2008, the Board of Directors appointed Mr. Garrett to the position of Chairman of the Board, with the appointment to become effective at the Annual Meeting of Stockholders on April 24, 2008. Ms. Woods will assume the role of Lead Independent Director at that time.

Board Committees

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Nominating and Corporate Governance Committee, the Audit and

BEC 2008 NOTICE & PROXY STATEMENT	13

Finance Committee, and the Organization and Compensation Committee. In accordance with the New York Stock Exchange listing standards, all the committees are comprised solely of non-employee, independent directors. In addition, the Board of Directors has determined that each of the members of the Audit and Finance Committee is financially literate and that Glenn Schafer, the chair of the Audit and Finance Committee, is an “audit committee financial expert” and has “accounting or related financial management expertise” within the meaning of the rules of the SEC and the New York Stock Exchange, respectively. The charters for the Audit and Finance Committee, the Organization and Compensation Committee and the Nominating and Corporate Governance Committee are available on the Company’s website (www.beckmancoulter.com under “Investor Relations” at “Corporate Governance”). The charters are also available in print to any stockholder who requests a copy.

Board and Committee Meetings

The Board highly encourages its members to attend all Board, committee and annual meetings of stockholders absent unforeseen or exigent circumstances that prevent attendance. All directors attended the 2007 Annual Meeting. The Board met fourteen times during 2007, of which five were regularly scheduled meetings and nine were unscheduled meetings. For 2007, the average aggregate Board and committee meeting attendance for all current directors was approximately 93.0% with each director other than Dr. Lavizzo-Mourey attending at least 90.5% of all meetings of the Board and any committees on which he or she served. Dr. Lavizzo-Mourey, prior to her resignation from the Board, attended 57.1% of the meetings she was scheduled to attend.

The Board’s Audit and Finance Committee held 8 meetings, all of which were regularly scheduled meetings; the Organization and Compensation Committee held 8 meetings, of which 6 were regularly scheduled and 2 were unscheduled meetings; and the Nominating and Corporate Governance Committee held seven meetings, of which five were regularly scheduled meetings and 2 were unscheduled meetings.

In addition to the Board and committee meetings, the Board also holds regularly scheduled executive sessions of the non-employee directors. Ms. Woods, as Chairman of the Board, has been the presiding director for all executive sessions since April 2005. She will continue to chair those sessions as the Lead Independent Director.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members of the Nominating and Corporate Governance Committee are Ms. Woods (Chair), Dr. Dervan, and Mr. Mazzo. Pursuant to its charter, this committee’s general responsibilities include the following:

•	Develops criteria to determine the qualifications and appropriate tenure of directors;

•	Reviews such qualifications and makes recommendations to the Board regarding director nominees to fill vacancies;

•	Considers stockholder recommendations for Board nominees, as described below;

•	Periodically reviews stockholder enhancement provisions in the Company’s certificate of incorporation, by-laws and other corporate documents; and

•	Considers social, ethical and environmental responsibility and matters of significance in areas related to corporate public affairs.

Nominations for Directors

Identifying Candidates

The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from current directors, management and stockholders. The Corporate

14	BEC 2008 NOTICE & PROXY STATEMENT

Governance Guidelines of the Company provide that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. As discussed under the section entitled “Deadline for Stockholder Proposals” below, stockholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the other information required by our Bylaws, to the Secretary of the Company at Beckman Coulter, Inc. (M/S A-38-A), 4300 N. Harbor Boulevard, P.O. Box 3100, Fullerton, CA 92834-3100.

Qualifications

The Nominating and Corporate Governance Committee expects as minimum qualifications that nominees to the Board will not have a conflict of interest, will have high ethical standards, and, with respect to new members of the Board, a willingness to serve at least six years. The committee evaluates each nominee on his or her individual merits taking into account the needs of the Company, the composition of the Board of Directors and the criteria set forth in the Company’s Corporate Governance Guidelines or otherwise established by the Board of Directors. For each director search to fill a vacancy, the Company engages a director search firm to identify, evaluate and recruit potential nominees to the Board of Directors. The Board and the Nominating and Corporate Governance Committee develop specifications and criteria based on specific needs of the Board. Typically, the search firm, through its objective screening process, develops an initial list of approximately 25 or more prospective board candidates. Based on discussions with the Nominating and Corporate Governance Committee, the list is winnowed down to approximately ten candidates and the search firm makes an initial contact with the potential candidates to assess, among other things, their availability, fit and major strengths. Following further analysis by the search firm, the Nominating and Corporate Governance Committee has typically chosen two or three candidates with whom to have further meetings. As part of this process, which the Company has used for every director search since 1993, the Company has from time to time asked significant stockholders for recommendations for candidate names to be placed in the search firm’s process. Each current non-employee member of the Board of Directors was selected through this comprehensive and objective process. The Nominating and Corporate Governance Committee has evaluated and recommended each of the directors currently standing for re-election at the Annual Meeting.

Majority Voting Policy

Currently, directors are elected by a plurality vote. Under a plurality voting standard, a nominee for director receiving the most “for” votes is elected. Thus, votes not cast and votes withheld would not count against a candidate. On the other hand, under a majority voting standard, the number of “for” votes cast in favor of a director nominee must be greater than the number of “against” votes received by the director nominee. In the event of a contested election, a plurality voting standard will apply to guard against a failed election contest in which no candidate receives a majority of the “for” votes.

The Board of Directors has established a policy wherein the Nominating and Corporate Governance Committee reviews any election in which a nominee for director in an uncontested election fails to receive a majority of the votes cast for his or her election (“Majority Withheld Vote”), to attempt to determine the circumstances that lead to such withholding of votes. If the Committee determines that the Majority Withheld Vote occurred because of performance of the director or other factors personal to the director, it makes a recommendation to the Board regarding the status of the director. The Board considers the Committee’s report and recommendations at its next regularly scheduled meeting and takes any actions it deems appropriate. Those actions may include requesting the Committee to conduct further review. If the Board concludes that the factors leading to the Majority Withheld Vote were due to the performance of the director or other factors personal to the director that can not be resolved within a reasonable period of time, the Board may ask for the director’s resignation. A director who receives a request to resign is required to submit a written resignation promptly after receiving the request. Pursuant to the Company’s Bylaws, in case of a vacancy on the Board of Directors, a majority of the remaining directors will appoint a successor, and the director so appointed will hold office for the

BEC 2008 NOTICE & PROXY STATEMENT	15

remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

AUDIT AND FINANCE COMMITTEE

Members of the Audit and Finance Committee include Mr. Schafer (Chair), Mr. Farr, Mr. Honeycutt, and Ms. Nowakowski. Pursuant to its charter, the general responsibilities of this committee include the following:

•	Oversees financial and compliance functions as assigned by the Board;

•	Reviews areas of potential significant financial risk to the Company;

•	Monitors the independence and performance of the independent registered public accounting firm; and

•	Provides an avenue of communication among the independent auditors, management, the internal auditing services department, and the Board of Directors.

AUDIT AND FINANCE COMMITTEE REPORT(1)

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Among its duties, the Audit and Finance Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Committee has established a policy wherein it pre-approves all of the audit and permissible non-audit services provided to the Company by the independent auditors, and actively monitors these services (both spending level and work content) to maintain the appropriate objectivity and independence in KPMG LLP’s core work, which is the audit of the Company’s consolidated financial statements and internal control over financial reporting. All services and fees are pre-approved for up to one year, which approval includes the appropriate detail with regard to each particular service and its related fees. In addition, on a periodic basis management reports to the Audit and Finance Committee regarding the actual spending for various projects and services compared to the approved amounts, and the Committee can be convened on a case-by-case basis to approve any services not anticipated or services whose costs exceed the pre-approved amounts.

During the fiscal year ended December 31, 2007, all of the fees and services described as “audit fees,” “audit-related fees,” and “tax fees” under “Independent Registered Public Accounting Firm – Audit and Non-Audit Fees” below were approved under such pre-approval policy and pursuant to Section 202 of the Sarbanes-Oxley Act of 2002.

The Audit and Finance Committee of the Board of Directors is responsible for assisting the Board of Directors with its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements in conjunction with the Nominating and Corporate Governance Committee, the independent auditors’ qualifications and independence and the performance of the independent auditors and the Company’s internal audit function. The Audit and Finance Committee operates under a written charter approved by the Board of Directors. The charter was last amended and restated by the Board of Directors on April 12, 2006. A copy of the charter is available on our website (www.beckmancoulter.com).

(1)	This Section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

16	BEC 2008 NOTICE & PROXY STATEMENT

Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) of the United States and to issue a report thereon, as well as expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit and Finance Committee met with management and KPMG LLP to review and discuss the consolidated financial statements, the effectiveness of our internal control over financial reporting and KPMG LLP’s audit of the consolidated financial statements and our internal control over financial reporting. The Audit and Finance Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 114 (Communication with Audit Committees). The Audit and Finance Committee also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP such firm’s independence from the Company and its management.

Based upon the discussions and reviews referred to above, and subject to the limitations on the role and responsibilities of the committee and in the Audit and Finance Committee Charter, the Audit and Finance Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

THE AUDIT AND FINANCE COMMITTEE

Glenn S. Schafer, Chair

Kevin M. Farr, CPA

Van B. Honeycutt

Susan R. Nowakowski

BEC 2008 NOTICE & PROXY STATEMENT	17

ORGANIZATION AND COMPENSATION COMMITTEE

The members of the Organization and Compensation Committee include Mr. Haggerty (Chair), Mr. Funari, and Dr. Kelley. The Organization and Compensation Committee of the Board of Directors is primarily responsible for discharging the Board’s responsibilities relating to the design of compensation systems for the Company’s executives and directors. The Organization and Compensation Committee establishes the general compensation policies of the Company, reviews and approves compensation of the executive officers of the Company and oversees all of the Company’s employee benefit plans. The Organization and Compensation Committee Charter requires that the Committee consist of no fewer than three Board members who satisfy the independence requirements of the New York Stock Exchange and applicable law. In addition, the Charter requires that the Organization and Compensation Committee meet at least three times per year. At all times during 2007, the Organization and Compensation Committee consisted of at least three Board members, each of whom the Board has affirmatively determined satisfies these independence requirements.

Pursuant to its charter, the Organization and Compensation Committee’s responsibilities include the following:

•	establish and periodically review an executive compensation philosophy for the Company;

•	review and recommend changes to compensation plans for directors;

•	review and administer the Company’s compensation policies and plans, including those applicable to executive officers;

•	make recommendations to the Board with respect to the Company’s equity and non-equity incentive plans;

•	approve any new equity incentive plan or any material change to an existing equity incentive plan;

•	evaluate the performance of the Chief Executive Officer in light of the corporate goals and objectives established by the Committee and reviewed by the Board;

•	in consultation with management, oversee regulatory compliance with respect to compensation matters;

•	prepare and issue an annual report to be included in the Company’s annual proxy statement and an annual performance evaluation of the Committee to the Board; and

•	perform any other activities consistent with the charter.

The Organization and Compensation Committee retains the power to appoint subcommittees, but no subcommittee has been appointed by the Committee. Our Chief Executive Officer recommends to the Organization and Compensation Committee salary, annual incentive and long-term incentive compensation levels for less senior officers, including the other Named Officers. In addition, the Organization and Compensation Committee has delegated to the Chief Executive Officer authority to grant equity-based awards under the Company’s stock incentive plans other than to the Company’s directors, executive officers and other persons covered under Section 16 of the Securities Exchange Act of 1934, for select use with new hires, promotions, and similar personnel actions.

Pursuant to its charter, the Organization and Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our senior executive officers (including all of the Named Officers). The Compensation Committee has retained Watson Wyatt as an external compensation consultant to assist it in reviewing and identifying our peer group companies, obtaining

18	BEC 2008 NOTICE & PROXY STATEMENT

and evaluating current executive compensation data for these peer group companies and making recommendations to the Committee regarding the design and implementation of compensation programs in light of the compensation data for our peer group companies.

ORGANIZATION AND COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION(1)

The Organization and Compensation Committee has certain duties and powers as described in its Charter. The Organization and Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by New York Stock Exchange listing standards.

The Organization and Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Organization and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis section be incorporated by reference in the Company’s 2007 Annual Report on Form 10-K filed with the SEC.

Organization and Compensation Committee

of the Board of Directors

Charles A. Haggerty (Chair)

Robert G. Funari

William N. Kelley, M.D.

(1)	SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

ORGANIZATION AND COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Organization and Compensation Committee members whose names appear on the Compensation Committee Report above were Committee members during all of 2007. No current member of the Organization and Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Organization and Compensation Committee during 2007.

BEC 2008 NOTICE & PROXY STATEMENT	19

PROPOSAL 2: RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008

At the Annual Meeting, stockholders will be asked to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal year 2008. The Audit and Finance Committee of the Board of Directors has recommended the appointment of KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. KPMG has served as the Company’s independent auditors since it was engaged to serve as the Company’s independent accountants for the fiscal year ended December 31, 1990. One or more representatives of KPMG are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm—Audit and Non-Audit Fees

Pursuant to the rules of SEC, the fees paid for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements and the effectiveness of internal control over financial reporting for the years ended December 31, 2007, and December 31, 2006, respectively, and fees billed for other services rendered by KPMG LLP during those periods, are disclosed in the following table:

	2007	2006
Audit Fees(1)	$4,003,000	$5,447,000
Audit-Related Fees(2)	424,000	667,000
Tax Fees(3)	1,792,000	1,504,000
All Other Fees(4)	0	0

Total	$6,219,000	$7,618,000

(1)	Audit fees consisted principally of fees billed to the Company for professional services performed for the audit of consolidated financial statements included in the Form 10-K, for review of financial statements included in the Forms 10-Q, for the audit of the Company’s internal control over financial reporting, and for services generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory and regulatory filings or engagements.

(2)	Audit-related fees consisted principally of fees billed to the Company for assurance and related services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements, including due diligence related to mergers and acquisitions, audits of employee benefit and compensation plans, audits of carve-out entities, and other agreed upon procedures to meet various statutory and regulatory requirements.

(3)	Tax fees consisted principally of fees billed to the Company for professional services performed with respect to U.S. federal, state and local and international tax planning, advice and compliance, assistance with tax audits and appeals and review of original and amended tax returns for the Company and its consolidated subsidiaries.

(4)	All other fees are fees for any permissible services performed that do not meet the above category descriptions, however, the Company generally does not engage KPMG LLP for “other” services.

The Audit and Finance Committee has considered whether the provision of audit and non-audit services by KPMG LLP to the Company in fiscal 2007 is compatible with maintaining the auditor’s independence. The Company has been advised by KPMG LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Vote Required; Recommendation of the Board “FOR” Approval of the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

20	BEC 2008 NOTICE & PROXY STATEMENT

The affirmative vote of a majority of the shares of the Beckman Common Stock present, or represented, and entitled to vote at the Annual Meeting is required for the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008. Although the Board is not required to seek stockholder ratification of the appointment, it has elected to present this question to the stockholders in order to obtain their input on the selection of the company who will fill this important role. If KPMG fails to obtain a majority of the votes cast, the Board will attempt to determine the reasons for the withheld support and, based on the results of that review, determine whether to attempt to engage other firms for future fiscal years.

The Board of Directors has approved and recommends that the stockholders vote “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion and analysis of the key elements of compensation for the Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers as of December 31, 2007. These individuals are referred to as the “Named Officers” in this Proxy Statement. Although this discussion focuses on the compensation of Named Officers, many aspects apply to all executives.

Executive Compensation Program Overview

The Company’s executive compensation program is determined by the Board of Directors’ Organization and Compensation Committee, referred to in this section as the “Committee.” None of the Named Officers are members of the Committee.

The objectives of the program are to:

•	provide total compensation that attracts and retains an outstanding, diverse executive team;

•	motivate each executive to achieve the Company’s strategic business plan;

•	align executive and stockholder interests by placing emphasis on long-term compensation;

•	reward superior performance with above-market pay;

•	reinforce a pay-for-performance culture; and

•	control fixed compensation expenses.

Compensation Philosophy.    The Committee determines target levels for executives’ total compensation (base pay, annual incentive, long-term incentive, benefits, retirement, and perquisites) relative to competitive benchmark data. The current targets are as follows:

Compensation Component	Target
Base Salary	50th% tile
Annual Incentive	50th% tile
Long-Term Incentive	60th% tile
Benefits/Retirement	50th% tile
Perquisites	50th% tile
Total Compensation	50th to 60th% tile

The targets listed above are those associated with successful performance. The Committee will reward superior performance with upper quartile compensation, and deliver below median compensation for performance below goal.

BEC 2008 NOTICE & PROXY STATEMENT	21

In structuring the executive compensation program, the Committee considers how each component promotes the attraction, performance, and retention of executives. The allocation of compensation components is reviewed regularly to help ensure alignment with strategic and operating goals, competitive market practices, and legislative changes. There is no specific formula applied by the Committee in determining the allocation between cash and non-cash forms of compensation.

Certain compensation components, such as base salaries, benefits, and perquisites, are primarily intended to attract and retain qualified executives. Other compensation elements, such as annual and long-term incentive opportunities, are designed to motivate and reward performance. The annual incentive motivates Named Officers to achieve specific operating objectives for the fiscal year. Long-term incentives reward long-term performance and align Named Officers’ interests with those of stockholders.

Because performance-based compensation plays a significant role in aligning executives’ interests with those of the Company’s stockholders, annual incentives and long-term incentives constitute a substantial portion of each of the Named Officers’ compensation. For 2007, about 85% of the Chief Executive Officer’s total direct compensation (base salary, annual incentive, and long-term incentives) was in the form of incentive compensation, with base salary constituting the balance. About 68% of other Named Officers’ direct compensation was incentive compensation.

The Company provides severance benefits if a Named Officer’s employment terminates under certain circumstances. Named Officers can participate in deferred compensation and retirement plans. These provisions are described later in this section.

Benchmarking. To benchmark pay practices for executive officers, the executive compensation program is reviewed annually by the Committee with the assistance of its external executive compensation consultant, Watson Wyatt. In 2007, $178,956 was paid for executive compensation consulting services to the Committee. Also, the Company paid other Watson Wyatt practices $186,237 for other human resources consulting (in areas other than executive compensation).

In 2007, using information obtained, analyzed, and presented by its consultant, the Committee reviewed total direct compensation for the Chief Executive Officer, Chief Financial Officer, and Chief Legal Officer, as reported in the latest proxies filed by the Company’s peer group. For the Company’s top eight executive officers, the Committee reviewed the combined value of all components of compensation, including base pay, annual incentives, long-term incentives, perquisites, and the dollar cost to the Company of benefits (including health care, retirement, deferred compensation and severance). These values included both the accumulated realized and unrealized value of stock options and stock awards. The Committee also reviewed total compensation survey data for the top 22 executive positions, using data from nationally recognized surveys.

Peer Group. The Committee selected a peer group of 19 laboratory instrument, diagnostic and biomedical research products companies. A list of potential peer companies was first screened using the Company’s Standard Industrial Classification and four-digit Global Industry Classification Standards codes. Companies were further filtered on the basis of similar market capitalization, revenue size and business segments. The size of the peer group was reviewed to help ensure that it provided a representative sample of market practices. The peer group companies selected were:

22	BEC 2008 NOTICE & PROXY STATEMENT

•     Agilent Technologies
•     Applera Corporation/Applied Biosystems
•     C.R. Bard, Inc.
•     Becton, Dickinson & Company
•     Biomet, Inc.
•     Bio-Rad Laboratories
•     Dade Behring Holdings, Inc.
•     Dentsply International, Inc.
•     Fisher Scientific International, Inc.
• Invacare Corporation	• PerkinElmer, Inc.
•     Sigma-Aldrich Corporation
•     St. Jude Medical, Inc.
•     Steris Corporation
•     Stryker Corporation
•     Thermo Electron Corporation
•     Varian Medical Systems, Inc.
•     Waters Corporation
• Zimmer Holdings, Inc.

The Committee believes these peer group companies provide a broad, but reasonable, range of companies for comparison. Some of these companies are in the line of business index shown on the performance graph included in the Company’s 2007 Annual Report on Form 10-K. The Company’s 2007 revenues were $2.76 billion with a year-end market capitalization of $4.56 billion. The peer group had a median revenue of $1.9 billion, (ranging from $1.2 to $5.8 billion), and median market capitalization of $6.4 billion (ranging from $756 million to $22.4 billion).

Peer group data is one source of information reviewed by the Committee. The external consultant also used four nationally recognized published surveys in the life sciences, medical products and general industry segments to help benchmark base salary, annual incentives, and long term incentives. These surveys included Mercer Executive Compensation Survey, Towers Perrin Medical Device Survey, Towers Perrin Executive Compensation Database, and the SIRS Life Sciences Survey. These surveys represent between 9 and 306 companies, depending on the survey. Because these surveys are proprietary, the names of specific companies are not available.

To benchmark executive health and retirement benefits, the Committee used Watson Wyatt’s survey databases and special analytical tools. This database includes benefits plan information on salaried employees from over 1,300 employers, representing a broad cross section of industry, geographic location, and size. Information for 13 of the Company’s 19 peer companies is included in the database.

When benchmarking, industry-specific jobs were compared with similar jobs at other instrument, biomedical equipment and bio-technology companies where possible; for other jobs, general industry comparisons were used. Organizations with revenues around $2.7 billion were selected for jobs with overall corporate responsibilities, and appropriate revenue size was applied when benchmarking business unit jobs.

Decision-Making Process. The Committee believes the proxy and survey data analyses described above provide meaningful data to determine competitive pay for each of the executive officers. When making compensation decisions, the Committee considers its compensation philosophy, the annual review of competitive data, information showing all elements of compensation, analysis provided by the external consultant, Company performance, the Chief Executive Officer’s recommendations, and internal equity assessments. The Committee also weighs the effect of changes to one component on other components.

The Chief Executive Officer makes compensation recommendations for Named Officers (other than the Chief Executive Officer) and other senior executives. He actively participates in the annual executive compensation assessment (other than for the CEO position). In developing his recommendations, the Chief Executive Officer takes into account a number of factors, including individual contribution level, current compensation relative to market, past awards, compensation level relative to internal peer positions, and internal compensation expense budgets. The Chief Executive Officer does not meet with the executive compensation consultant and he does not attend executive sessions of the Board where his own compensation is being determined.

The independent Directors of the Board conduct a formal performance review of the Chief Executive Officer, which includes an assessment of financial and non-financial accomplishments. These factors are not

BEC 2008 NOTICE & PROXY STATEMENT	23

specifically weighted. The results of this assessment are used by the independent Directors to determine compensation awards for the Chief Executive Officer.

The Committee has delegated to the Chief Executive Officer authority to grant equity-based awards under the Company’s stock incentive plans other than to the Company’s directors, executive officers, and other persons covered under Section 16 of the Securities Exchange Act of 1934, for select use with new hires, promotions, and other personnel matters.

Should a restatement of earnings occur upon which incentive compensation award decisions were based, the Compensation Committee has the discretion to take necessary actions to protect the interests of stockholders, including actions to recover such incentive awards.

Current Executive Compensation Program Elements

Base Pay

The primary purpose of base pay is to compensate the executive for the market value of his or her job, and the responsibilities of that job in comparison with other positions in the Company. The Committee targets base salary levels for executive positions at the 50th percentile for comparable positions within the benchmarking studies. If these pay levels do not adequately reflect the scope of an individual’s role, contribution, or expected future contributions, the Committee may pay an individual above the median. Consistent with the Committee’s emphasis on pay-for-performance, base pay generally represents a third or less of the target total compensation for a Named Officer.

The Named Officers do not have employment agreements or other contractual rights to a fixed base salary. Instead, base salary levels for each position are established by the Committee (and, for the Chief Executive Officer, by the independent Directors of the Board) based on the level of the executive’s responsibility, the base salary levels as compared to the benchmark study results, the value of the position to the Company, the executive’s contribution, and internal relative pay considerations. Internal pay relationships are reviewed by the Committee by reviewing spreadsheets comprising all of the officers and subjectively assessing the comparability of the jobs. An executive’s base pay in relation to the base pay for a comparable position from the benchmark studies reflects the Committee’s assessment of these multiple factors. Executive base pay is reviewed annually, as well as at the time of a promotion or other material change in responsibilities, and increases may be awarded based on an evaluation of the factors described above.

Analysis in 2007 of the Company’s top 22 executive positions showed base salary levels for Named Officers at the 40th percentile overall. The Committee determined and approved pay increases for the Named Officers other than the Chief Executive Officer. The Chief Executive Officer’s base salary was determined and approved by the independent Directors. Increases were effective March 3, 2007.

Mr. Slacik’s salary was not increased as he was recently hired. The increases for all of the other Named Officers were based on performance. Mr. Pinkston and Mr. Hurley received increases of 3% and 4% respectively. The increases for Mr. Garrett and Mr. Kleinert, which were 13% and 9% respectively, also included market data adjustments to bring their respective salary levels closer to the 50th percentile for comparable positions within the benchmark studies.

The Committee views the base salary levels of the Named Officers and the other executive officers as reasonable in view of competitive practices, the Company’s performance, and the Officers’ contributions.

Annual Incentive Compensation

The Committee targets annual incentive compensation for Named Officers at the 50th percentile for comparable executives within the benchmark studies. Actual incentive awards paid to Named Officers in any given year may differ substantially from those paid to comparable officers at the peer group companies. When

24	BEC 2008 NOTICE & PROXY STATEMENT

the Company achieves superior performance against its operating plans and peer group companies, annual incentive awards should reflect upper quartile pay. If Company performance is below target, awards should be below benchmark median levels.

The Company’s ongoing practice is to make Named Officers eligible for an annual incentive award under an incentive plan. None of the Named Officers has an employment agreement or other contractual right to a fixed or target bonus for any given year. A target award opportunity, expressed as a percentage of base salary, is established for each Named Officer under the plan. Each target opportunity is based on the executive’s position, scope of responsibilities, and the bonus opportunities awarded to comparable executives at the peer group companies. For 2007, the target bonus opportunity for the Chief Executive Officer was 100% of base pay, and the target bonus opportunity for the other Named Officers was 55% of base pay. Awards may be paid in cash or equity, at the Company’s discretion. Awards have historically been paid in cash, as they were in 2007.

Annual incentive compensation is directly tied to key financial and non-financial performance measures. These goals align with the Company’s strategic and financial plans, which are reviewed and approved by the Board of Directors. Considerations in setting goals include the historical performance of the Company, business climate, investor expectations, competitor performance, returns to stockholders, the unique business of each unit, and capital requirements.

Performance measures and goals are established and communicated early in the annual performance period. Goals are not adjusted during the year, except, in the Committee’s discretion, in the event of certain extraordinary, non-recurring transactions affecting the Company, such as a merger or divestiture. No changes were made to the 2007 performance goals after they were established.

For 2007, the Board approved the following financial performance measures, weightings and goals:

2007 Annual Incentive - Performance Measure
Performance Measure	Weighting	2007 Financial Goal vs. 2006 Actual
Total revenue	20%	+8.7%
Consumables revenue	30%	+9.5%
Operating income	50%	+11%

The Committee believes these three measures are indicators of company performance. Total revenue and consumables revenue are growth measures, and operating income is a measure of profitability from business operations. The weightings indicate the relative effort management should place on achieving each goal. To deliver a reasonable return to stockholders, the operating income goals should be achieved and is therefore weighted 50%. Consumables revenue generates an ongoing high-margin recurring revenue stream vital to achieving the operating income target, and is weighted 30%. Total revenue is an indicator of the overall health of the business and its future outlook, and is weighted 20%.

The Company’s 2007 performance goals were challenging, but achievable with significant effort. For example, the 2007 performance goals for all three measures were set higher than historical achievement levels (total revenue has historically grown in the mid single digits).

Two changes were made in performance measures for 2007: First, operating income was substituted for earnings before interest, taxes, depreciation and amortization (EBIDTA) as an indicator of the Company’s profitability. Operating income is more widely recognized and reported, and is easier for managers to measure progress in increasing sales and controlling costs. Second, the Committee decided to defer the use of inventory as a performance measure.

BEC 2008 NOTICE & PROXY STATEMENT	25

Over the past five years, the Company has achieved target performance on one occasion. In that timeframe, the overall annual incentive compensation payout percentage has ranged from 51% to 100%, with an average of 83%. When each factor is weighted and results are summarized, the Company’s overall performance has been as follows:

Performance Period	Overall Performance Level	Overall Payout Level
2007	Near Target	97%
2006	Near Target	90%
2005	Below Target	77%
2004	Below Target	51%
2003	At Target	100%

In addition, individual objectives are established annually for each Named Officer in the general areas of strategic planning, financial performance, talent management, operational excellence, and product development. Progress against these goals is reviewed twice a year by the Chief Executive Officer with the other Named Officers. The CEO reviews his goals quarterly with the Board of Directors. The Committee reviews executives’ performance and potential as part of a formal talent review, and determines annual incentive payments.

Along with performance measures and goals, the Board approved a funding mechanism for the annual incentive plan. Threshold, target, and maximum performance levels were established for each performance measure. Achievement below threshold on a performance measure results in 0% funding; performance at maximum results in 200% funding. Operating income must meet or exceed target in order for above-goal performance in either revenue measure to fund the annual incentive plan.

In 2007, the Company achieved 100.5% of its total revenue goal, 101% of its consumable revenue goal, and 99% of its operating income goal. Based on these results, and because the operating income target was not reached, the annual incentive plan was funded at 97% of target for 2007. The awards to the Named Officers range from 90% to 100% of target, with a median award of 97%. The CEO’s award level (97%) aligns with the Company’s overall performance, whereas the award levels for the other Named Officers corresponds with the Committee’s assessment of the relative contribution of their respective organizations to 2007 Company results.

Compared to the target annual incentives among the 19 peer group companies, the Named Officers’ actual 2007 bonuses overall are somewhat below the market. The Committee views these annual incentive awards as reasonable and directionally consistent with targeted levels, but somewhat lower than desired. The Committee will continue to review each Named Officer’s target and actual bonuses relative to the external market, with the intent to strengthen alignment with stated targets over time.

Long-Term Incentives

Long-term incentives in the form of stock-based awards encourage long-term decision-making, and align the interests of executives and stockholders. The Committee targets long-term equity compensation for Named Officers at the 60th percentile for comparable executive positions based on the benchmark data (although the value actually realized with respect to stock-based awards will depend on the Company’s stock price performance). The grants made in January 2007 and January 2008 approximated the 55th percentile, according to the benchmark data analysis. The Committee grants long-term incentive compensation in a combination of stock options, restricted stock units, and performance shares under the Company’s 2007 Long-Term Performance Plan (the “2007 Plan”).

The Committee makes equity grants with a weighting of 40% stock options, 30% restricted stock units, and 30% performance shares. The Committee uses stock options to focus executives on increasing stock price. Restricted stock units encourage stock ownership, and through forfeiture provisions, strengthen retention.

26	BEC 2008 NOTICE & PROXY STATEMENT

Performance shares focus executives’ efforts on goals tied to the Company’s long-term growth strategy. The Committee reviews the mix of equity awards annually.

Newly hired executive officers are generally granted a mix of long-term incentive awards in the form of stock options and restricted stock units as a way to quickly increase their equity ownership in the Company in relation to comparable executives at the Company.

Additional factors considered by the Committee to determine the size, frequency and type of long-term incentive grants include accounting impact, tax consequences, potential dilutive effects, potential future stock values and the number of shares remaining available for issuance under the Company’s equity incentive plans. The Committee determines and recommends to the independent Directors of the Board the size of awards to be granted to the Chief Executive Officer. The Committee, with input from the Chief Executive Officer, determines the size of awards for the other Named Officers.

In 2007, the Committee examined the Company’s granting practices against the benchmark market data to determine the competitiveness of executives’ long-term incentives. Annualized long-term incentive award values from the proxy analysis and two general industry surveys were used. All awards were valued using Statement of Financial Accounting Standards (“SFAS”) 123(R) “Share-Based Payment (“SFAS 123(R)”) assumptions as reported in the most recent 10-K filings. (SFAS 123(R) is the accounting standard issued by the Financial Accounting Standards Board which requires companies to record stock option grants as compensation expense in financial statements.) The analysis showed the Company at the 55th percentile of competitive practice, below the Company’s target for long-term incentive awards. In the future, the Committee expects to grant long-term equity awards with a value closer to the 60th percentile as compared to the benchmark study data.

The long-term incentive awards granted to Named Officers on January 3, 2008 for 2007 performance were generally consistent with levels for the prior year based on grant-date values, except for Mr. Kleinert who received about a 10% increase in light of increased job responsibilities.

Stock Options. Options are granted with an exercise price equal to the fair market value of Company Common Stock based on the closing price on the grant date. Named Officers will only realize value on their options if the stock price rises. Stock options also function as a retention incentive, as they vest 25% per year over four years and expire seven years after the date of grant. The basic terms of these options are described below under “Grants of Plan-Based Awards in Calendar 2007 - Equity Incentive Awards.”

Restricted Stock Units. A restricted stock unit represents a right to receive one share of Common Stock if the applicable vesting requirements are satisfied. The restricted stock units granted to Named Officers during 2007 vest 25% per year over four years. As such, they also serve as a long-term retention tool. The basic terms of these restricted stock unit grants are described below under “Grants of Plan-Based Awards in Calendar 2007- Equity Incentive Awards.”

Performance Shares. Since 2006, the Committee has granted long-term incentive awards to Named Officers in the form of performance shares denominated in restricted stock units. Performance shares were introduced to increase executives’ focus on the Company’s long-term performance. A performance share represents a contractual right to receive one share of Common Stock if the applicable performance requirements established by the Committee are satisfied. Performance shares are granted early in the calendar year, and become eligible to vest on the third anniversary of the grant date provided the Company achieves the specified performance. If the target is not achieved, performance shares will not vest and will be immediately forfeited. If a Named Officer’s employment terminates prior to the third anniversary of the grant date for any reason, the performance shares will be immediately forfeited. The basic terms of these performance share grants are described below under “Grants of Plan-Based Awards in Calendar 2007- Equity Incentive Awards.”

For performance shares granted in 2007, the objective is to achieve a specific cumulative free cash flow target for the three-year period of 2007 through 2009. A growing business needs to generate cash to fund

BEC 2008 NOTICE & PROXY STATEMENT	27

operations and investments. The Committee believes free cash flow is a good indicator of the Company’s general health and executives’ overall performance.

Performance shares were also granted to certain Named Officers in early 2006, with a free cash flow performance target and a three-year vesting period running from 2006 through 2008. Currently, the Company is making good progress towards that performance goal.

Retirement and Deferred Compensation Plans; Perquisites and Other Personal Benefits

Retirement Plans. The Company’s retirement plans provide post-employment retirement income to executives and other employees, assisting them to meet their future financial needs. The retirement plans for the Company’s executives are designed in combination to attract and retain executives as key components of a competitive total compensation package. Benefits under the qualified and nonqualified retirement plans are not directly tied to specific Company performance, although the value of benefits under the plans denominated in stock units will depend on the Company’s performance.

Retirement plans provided by the Company include a tax-qualified defined contribution plan, the Savings Plan (the “401(k) Plan”). Named Officers employed prior to 2006 participate in a tax-qualified defined benefit pension plan (the “Pension Plan”). However, benefit accruals in the Pension Plan were frozen as of December 31, 2006 for all participating Named Officers.

Employees (including Named Officers) hired in 2006 and after do not participate in the Pension Plan. Instead, they, and participants whose accruals under the Pension Plan were frozen, participate in a new defined contribution plan, called the Retirement Account Plan, effective January 1, 2007. Named Officers participate in these plans (to the extent applicable) on the same terms as other participating employees. The Company’s objectives in introducing a defined contribution plan were to achieve greater predictability in retirement costs, to attract and retain qualified employees, and to help achieve business objectives.

Named Officers may elect to participate in the Company’s Executive Restoration Plan, a non-qualified plan The Executive Restoration Plan provides retirement benefits that otherwise would have been provided under the 401(k) Plan, except for the contribution and benefits limits imposed by the Internal Revenue Code.

The “Pension Benefits - Calendar 2007” table and related narrative section “Pension and Other Retirement Benefits” below describe the Company’s Pension Plan and Supplemental Pension Plan benefits. The “Nonqualified Deferred Compensation - Calendar 2007” table and related narrative section “Nonqualified Deferred Compensation Plans” below describe the Company’s Executive Restoration Plan.

Deferred Compensation Plan. Named Officers and other key employees of the Company may participate in the Company’s Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan allows a participant to voluntarily defer until a future date between 10% and 70% of base salary earned and/or between 5% and 80% of bonuses earned in the form of cash and/or stock units The “Nonqualified Deferred Compensation - Calendar 2007” table and related narrative section “Nonqualified Deferred Compensation Plans” below describe the Company’s Executive Deferred Compensation Plan.

Perquisites and Other Personal Benefits. The Company provides executive perquisites and certain personal benefits that are at or below market, including reimbursement of relocation costs, financial counseling, estate planning services, business travel accident insurance and executive physicals. Perquisites and other personal benefits are provided to assist executives in conducting or promoting the business of the Company, and for executive wellness and financial planning. The perquisites and other personal benefits provided to Named Officers in 2007 are reported in Column (i) of the “Summary Compensation Table - Calendar 2007” and are further described in footnote (6) to that table.

28	BEC 2008 NOTICE & PROXY STATEMENT

Benchmarking of Benefits. While the Company’s executive compensation philosophy is to target benefits at the 50th percentile for the Company’s peer group, benefits in 2007 for Named Officers were at approximately the 55th percentile, This is down from the 70% percentile the preceding year as a result of the amendment to the Pension Plan which froze benefits under the Pension Plan for certain participants including the Named Officers. The amendment is described in more detail under the narrative section “Pension and Other Retirement Benefits.”

Severance and Other Benefits upon Termination of Employment or Change in Control

The Committee believes that severance protections are an important part of an executive’s total compensation package, and play a valuable role in attracting and retaining key executive officers. In the event of a change in control, these protections are particularly important to ensure a smooth transition of management and to protect stockholders’ interests during the transition period. The Company provides these severance protections for Named Officers through its Separation Pay Plan and through change in control agreements.

Termination of Employment. The Committee’s position is that severance protections are only appropriate in the event a Named Officer’s employment is involuntarily terminated by the Company as a result of a layoff. The Committee has determined that providing Named Officers severance protections in such circumstances is appropriate in light of their positions within the Company and as part of their overall compensation package. These severance benefits reflect the fact that it may be difficult for Named Officers to find comparable employment for a period of time following termination. Severance protections outside of a change in control context are provided to Named Officers and other employees of the Company through its Separation Pay Plan. Specifically, the plan provides for certain severance benefits in the event a Named Officer’s employment is terminated by the Company at the request of the Board of Directors, or, with the support of the Board, the Chief Executive Officer. The plan does not provide for severance benefits if the Named Officer’s employment is terminated under any other circumstances, including by the Company for cause.

To provide executive severance benefits more in line with prevailing industry practices, the Committee approved changes to the Company’s Separation Pay Plan. Previously, executives were eligible for a Basic Benefit based on length of service, and an Additional Benefit based on length of service and contingent upon execution of a general release of claims and non-compete/solicit agreement. Currently, in the event of a qualifying termination of employment, Named Officers (other than the Chief Executive Officer) are entitled to a benefit under the Separation Pay Plan equal to two times their monthly base rate of compensation for each full year of service with the Company. Without regard to length of service, the minimum and maximum amounts of this benefit are six and eighteen months, respectively, of an eligible Named Officer’s base pay. The Chief Executive Officer’s benefit is equal to three times his monthly base rate of compensation for each full year of service, with minimum and maximum amounts of nine and twenty-four months, respectively, of his base pay. Any separation payments to executives are now contingent upon execution of a general release of claims and non-compete/solicit agreement. Benefits will be paid in the form of salary continuation payments following a Named Officer’s termination of employment.

The Committee reviews the inter-relationship of the potential payouts, terms and conditions under this program in combination with decisions it makes regarding incentive awards and other aspects of the total compensation package.

Change in Control. The Committee believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of the Named Officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage Named Officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, the Committee provides Named Officers with enhanced severance benefits through change in control agreements if their employment is terminated by the Company without cause, or by the executive for a “good reason” the Committee believes justifies the payment of severance, within two years following a change in control of the Company.

BEC 2008 NOTICE & PROXY STATEMENT	29

In 2007, the Committee reviewed an analysis of the potential change-in-control payments for the Named Officers as compared to comparable positions at 12 of the 19 peer companies where proxy information was available. Potential payments for each of the Named Officers were determined to be at or below the median data for the 12 peer companies reviewed. The Committee believes the severance benefits described below are consistent with the severance arrangements of the peer group companies, and provide Named Officers with financial and personal security during a transitional period when the likelihood of unemployment is high.

Stock Ownership Program

To further align the interests of management and the Board of Directors with the interests of the Company’s stockholders, the Board has set guidelines for Named Officers, other key executives and directors to acquire and retain a certain stock ownership level in Company Common Stock (including stock units held in the Company’s retirement plans) equal to a specified multiple of compensation. The required multiple for the Chief Executive Officer is five times base salary; the required multiple for the other Named Officers is three times base salary. The goal is for executives to meet the stock ownership guidelines within five years of appointment to the level of Senior Vice President or above. The Committee reviews the guidelines annually to help ensure they continue to be reasonable and competitive, and reviews annual reports on progress toward ownership goals. For 2007, all Named Officers had either met their guidelines or are on track to reach their guidelines within the applicable timeframe.

Tax and Accounting Considerations

In evaluating the compensation structure and program designs, the Committee considers tax and accounting treatment, balancing their effects on individuals and the Company. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation the Company may deduct in any one year with respect to the Chief Executive Officer and certain of its other most highly compensated executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. Annual incentive compensation and long-term incentive awards to Named Officers are made under a stockholder-approved plan (most recently approved effective April 27, 2007) that meets 162(m) guidelines. In accordance with its stated objectives, the Committee will consider the appropriate balance with tax deductibility levels, but will not necessarily be limited by Section 162(m), as it determines executive compensation strategy. The Company’s annual incentive and long-term incentive plans use shareholder-approved measures, and the Committee believes the plans to be 162(m) compliant other than the restricted stock units. The Committee did not exercise upward discretion in determining 2007 awards, nor were time-based restricted stock grants awarded to Named Officers.

Equity Granting Policy

The Company does not time the grant of its equity awards based on current stock price or material non-public information. Equity awards to employees are normally granted at a meeting of the Committee held on the first Thursday in January of each year. Equity awards to members of the Board were historically granted on the first trading day in January of each year. Effective January 2007, both employee and director grants have been made on the first trading Thursday in January of each year. Grants awarded outside of the annual grant process, such as those associated with a new hire or promotion, are issued on the first Monday of the month following the month in which the employee commences employment. Named Officers do not have the discretion to set any grant dates of awards.

30	BEC 2008 NOTICE & PROXY STATEMENT

SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation of our Named Officers for services rendered during 2006 and 2007.

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Scott Garrett,	2007	837,969	—	1,564,589	2,439,009	826,440	40,069	314,101	6.022,177
President and Chief Executive Officer	2006	730,366	—	785,864	1,831,429	655,000	172,321	166,799	4,341,779
Charles P. Slacik,	2007	476,827	—	298,383	280,493	253,413	—	55,193	1,364,309
Senior Vice President and Chief Financial Officer	2006	87,692	25,000	47,658	46,749	—	—	394	207,493
Arnold A. Pinkston,	2007	391,431	—	219,752	463,470	194,040	1,912	107,120	1,377,725
Senior Vice President, General Counsel and Secretary	2006	380,000	—	139,425	418,950	177,600	27,327	346,107	1,489,409
James R. Hurley,	2007	339,162	—	327,387	324,799	187,000	6,701	79,533	1,264,582
Senior Vice President, Human Resources	2006	325,131	—	206,909	197,498	167,400	59,945	49,944	1,006,827
Robert W. Kleinert,	2007	377,598	—	171,927	345,002	213,400	12,827	40.192	1,160,946
Executive Vice President, Worldwide Commercial Operations	2006	331,894	—	65,775	422,558	163,800	54,384	10,062	1,048,473

(1) On October 9, 2006, the Company appointed Mr. Slacik as Senior Vice President and Chief Financial Officer, effective October 25, 2006.

(2) The amounts reported in Columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see the discussion of equity incentive awards contained in Note 14 (Employee Benefits) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2007 Annual Report filed on Form 10-K with the SEC, which is incorporated herein by reference.

(3) The amounts reported in Column (g) above reflect the aggregate dollar amounts paid to Named Officers under their annual incentive award under the Company’s 2007 Executive Annual Incentive Plan. The payouts were made in cash in March 2008. The material terms of these incentive awards are described below under “Description of Plan-Based Awards - Non-Equity Incentive Awards.”

(4) The amounts reported in Column (h) include interest on deferred compensation account balances considered under SEC rules to be at above-market rates in the following amounts: Mr. Garrett ($2,644), Mr. Slacik ($0), Mr. Pinkston ($169), Mr. Hurley ($2,141) and Mr. Kleinert ($0). The remaining reported amounts consist of the aggregate change in the actuarial present value of each Named Officer’s accumulated

BEC 2008 NOTICE & PROXY STATEMENT	31

benefit under all of our defined benefit pension plans during 2007. This amount for each Named Officer is as follows: Mr. Garrett ($37,425), Mr. Slacik ($0), Mr. Pinkston ($1,743), Mr. Hurley ($4,560) and Mr. Kleinert ($12,827).

(5) Amounts shown in Column (i) for 2007 include Company contributions under the Company’s Savings Plan, Retirement Account Plan, Executive Restoration Plan and Executive Deferred Compensation Plan (with the value of any such Company contributions denominated in stock units based on the market price of a share of Common Stock on the crediting date). Stock units credited to the Executive Restoration Plan and Executive Deferred Compensation Plan are credited with dividend equivalents as the Company’s pays ordinary dividends on the Common Stock; however, the value of the dividend equivalents has not been included in the table below pursuant to SEC rules. As described below under the heading “Nonqualified Deferred Compensation Plans,” certain Company contributions to the Executive Deferred Compensation Plan denominated in stock units (referred to as “premium stock units”) are subject to a two-year vesting schedule. Additionally, amounts shown in Column (i) above include the following perquisites and personal benefits, as indicated in the table below: financial planning benefits, business travel accident coverage, and a tax reimbursement payment of $2,000 to certain officers with respect to the provision of financial planning benefits.

Name	401(k) Savings Plan Contributions ($)	Retirement Account Plan Contribution ($)	Executive Restoration Plan Contributions ($)	Deferred Compensation Plan Contributions ($)	Financial Planning Benefits ($)	Business Travel Accident Coverage ($)	Tax Reimbursement Payment ($)
S. Garrett	7,875	13,500	100,864	177,312	12,250	300	2,000
C. P. Slacik	7,875	11,250	13,750		20,880	125	—
A. A. Pinkston	7,875	11,250	28,197	43,523	12,250	125	2,000
J. R. Hurley	7,875	13,500	26,854	16,929	12,250	125	2,000
R. W. Kleinert	5,625	13,500	18,817	—	—	125	—

The amount shown in Column (i) of the Summary Compensation Table above for Mr. Pinkston also includes a matching charitable gift of $1,900 made by the Company.

Compensation of Named Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Officers in 2006. The primary elements of each Named Officer’s total compensation for 2006 reported in the table are base salary, an annual incentive award, long-term equity incentives, an increase in accumulated retirement pension benefits and certain earnings on deferred compensation account balances. Named Officers also earned the other benefits quantified in Column (i) of the “Summary Compensation Table,” as further described in footnote (5) to the table.

The Summary Compensation Table information for 2007 should be read in conjunction with the tables and narrative descriptions that follow. A description of each Named Officer’s base salary and annual incentive arrangements is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Calendar 2007” table, and the description of the material terms of the plan-based awards granted during 2007 that follows it, provides information regarding the equity and non-equity incentive compensation awarded to Named Officers in 2007. The “Outstanding Equity Awards at Calendar 2007 Year-End” and “Option Exercises and Stock Vested in Calendar 2007” tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards.

The “Pension Benefits - Calendar 2007” table and related description of the material terms of our pension plans describe each Named Officer’s retirement benefits under our defined benefit pension plans to provide context to the amounts listed in the “Summary Compensation Table.” Similarly, the “Non-Qualified Deferred Compensation - Calendar 2007” table and related description of the material terms of our non-qualified deferred

32	BEC 2008 NOTICE & PROXY STATEMENT

compensation plans provides context to the deferred compensation earnings listed in Column (h) of the “Summary Compensation Table,” and also provides a more complete picture of the potential future payments due to our Named Officers. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, have been, or may become payable to our Named Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

None of our Named Officers are employed pursuant to an employment agreement. Accordingly, base salary and bonus amounts for Named Officers are not fixed by contract. Instead, prior to the beginning of each year (or early in the year), the Organization and Compensation Committee establishes the base salaries for each Named Officer for the upcoming or current year. In making its determination, the Organization and Compensation Committee considers the factors discussed above under “Current Executive Compensation Program Elements - Base Pay” in the Compensation Discussion and Analysis section.

Similarly, the amount of each Named Officer’s annual bonus is not fixed by contract. Rather, in 2007, the Company granted each Named Officer an annual incentive opportunity under the Company’s 2007 Executive Annual Incentive Plan. In determining the terms of such award opportunities, the Organization and Compensation Committee considered the factors discussed above under “Current Executive Compensation Program Elements - Annual Incentive Compensation” in the Compensation Discussion and Analysis section. The material terms of the annual incentive awards granted to Named Officers in 2007 are described below under “Description of Plan-Based Awards - Non-Equity Incentive Awards.”

BEC 2008 NOTICE & PROXY STATEMENT	33

GRANTS OF PLAN-BASED AWARDS IN CALENDAR 2007

The following table presents information regarding the equity incentive awards granted to the Named Officers during 2007 under the Company’s 2004 Plan, and the non-equity incentive awards granted to the Named Officers during 2007 under the Company’s 2007 Executive Annual Incentive Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
S. Garrett	2/15/07 2/15/07 2/15/07 1/4/07 1/4/07	— — 0 — —	— — 852,000 — —	— — 1,704,000 — —	— — — — —	20,850 — — — —	— — — — —	— 2,000 — 20,850 —	— — — — 83,400	— — — — 60.82	1,347,119 130,360 — 1,219,725 1,547,078
C. P. Slacik	2/15/07	0	261,250	522,500	—	—	—	—	—	—	—
A. A. Pinkston	2/15/07 2/15/07 1/4/07 1/4/07	— 0 — —	— 215,600 — —	— 431,200 — —	— — — —	2,400 — — —	— — — —	— — 2,400 —	— — — 9,600	— — — 60.82	155,064 — 140,400 178,081
J. R. Hurley	2/15/07 2/15/07 1/4/07 1/4/07	— 0 — —	— 187,000 — —	— 374,000 — —	— — — —	3,000 — — —	— — — —	— — 3,000 —	— — — 12,000	— — — 60.82	193,830 — 175,500 222,601
R. W. Kleinert	2/15/07 2/15/07 1/4/07 1/4/07	— 0 — —	— 220,000 — —	— 440,000 — —	— — — —	2,800 — — —	— — — —	— — 2,800 —	— — — 11,200	— — — 60.82	180,908 — 163,800 207,761

(1) The Company makes a significant portion (40%) of its long-term incentive grants to Named Officers in the form of stock options with an exercise price equal to the fair market value of Company Common Stock based on the closing price on the grant date.

34	BEC 2008 NOTICE & PROXY STATEMENT

Description of Plan-Based Awards

During 2007, each Named Officer other than Mr. Slacik was granted a stock option award, a restricted stock unit award and a performance share award. The material terms of the equity incentive plan awards granted to Named Officers in 2007 are described below under “Equity Incentive Awards.” Each Named Officer was also granted a non-equity incentive bonus opportunity during 2007. The material terms of these non-equity incentive plan awards are described below under “Non-Equity Incentive Awards.”

Equity Incentive Awards

Each of the equity awards reported in the “Grants of Plan-Based Awards in Calendar 2007” table was granted under, and is subject to the terms of the 2004 Plan. The plan is administered by the Organization and Compensation Committee. The Organization and Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Officer upon his death. However, the Organization and Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2004 Plan, if there is a change in control of the Company, each Named Officer’s outstanding awards granted under the plan will generally become fully vested.

Stock Options. Each stock option reported in Column (j) of the table above was granted with a per-share exercise price equal to the fair market value of a share of Common Stock on the grant date. In accordance with the Company’s option grant practices currently in effect, the fair market value is equal to the closing price of a share of Common Stock on the applicable grant date.

Each stock option granted to our Named Officers in 2007 is subject to a four-year vesting schedule, with 25% of the stock option vesting on each of the first four anniversaries of the grant date, subject to the Named Officer’s continued employment. Once vested, each stock option will generally remain exercisable until its normal expiration date. Each of the stock options granted to our Named Officers in 2007 has a term of seven years. However, vested stock options may terminate earlier in connection with a change in control transaction. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the stock option will immediately terminate upon a termination of the Named Officer’s employment (other than on account of retirement, death or total disability on or after the first anniversary of the grant date). In such circumstances, the Named Officer will generally have three months to exercise the vested portion of the stock option following the termination of employment. If a Named Officer’s employment terminates on or after the first anniversary of the grant date on account of his or her retirement, death or total disability, the stock option will continue to vest through the next anniversary of the grant date following the termination. In such circumstances, the Named Officer will have five years (for a termination on account of retirement) or three years (for a termination on account of death or disability) from the termination date to exercise vested stock options. In no event will a Named Officer be permitted to exercise a stock option after its normal expiration date.

Stock options granted to Named Officers during 2007 do not include any dividend or dividend equivalent rights.

Restricted Stock Units. Each restricted stock unit reported in Column (i) of the table above represents a contractual right to receive one share of Common Stock if the time-based vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of the Named Officer.

BEC 2008 NOTICE & PROXY STATEMENT	35

Subject to the Named Officer’s continued employment, the restricted stock unit awards (except the February 15, 2007 grant to Mr. Garrett) vest as to one-fourth of the units on each anniversary of the grant date. Mr. Garrett’s additional restricted stock unit award on February 15, 2007 vests in full on the second anniversary of the grant date. Upon the termination of the Named Officer’s employment, any then-unvested restricted stock units will terminate without any payment to the Named Officer, unless an exception is made as may be permitted under the terms of the grant or plan. Restricted stock units will generally be paid in an equivalent number of shares of Common Stock as they become vested; however, the plan administrator retains discretion to provide for settlement of vested restricted stock units in cash (as opposed to shares of Common Stock) based on the fair market value (as determined under the 2004 Plan) of a share of Common Stock on the vesting date.

Restricted stock units granted to Named Officers do not include any dividend or dividend equivalent rights.

Performance Shares. Column (g) of the table above reports awards of performance shares granted to certain Named Officers in 2007. Each performance share represents a contractual right to receive one share of Common Stock if the performance-based and time-based vesting requirements described below are satisfied.

The performance shares become earned and vested on February 15, 2010 provided that (i) the Company’s cumulative free cash flow (calculated as set forth in the Company’s strategic plan and based on the Company’s audited financial statements) for 2007 through 2009 equals or exceeds a target amount established by the Organization and Compensation Committee (which is subject to adjustment by the Committee based on certain events affecting the Company such as asset sales) and (ii) the Named Officer remains continuously employed by the Company through February 15, 2010. If the free cash flow target is not met, the performance shares will automatically terminate at the end of 2009. In addition, if the Named Officer’s employment terminates for any reason prior to February 15, 2010, the performance shares will immediately terminate. No payment is made to the Named Officer with respect to performance shares when termination occurs prior to vesting. The vesting of performance shares may be accelerated in connection with a change in control of the Company as provided in the 2004 Plan.

Performance shares that vest will be paid in an equivalent number of shares of Common Stock upon vesting.

Performance shares granted to Named Officers do not include any dividend or dividend equivalent rights.

Restricted Stock. No restricted stock award grants were made to the Named Officers in 2007.

Non-Equity Incentive Awards

Each non-equity incentive plan award granted to a Named Officer in 2007 consisted of an annual incentive opportunity under the Company’s 2007 Executive Annual Incentive Plan. The plan is administered by the Organization and Compensation Committee. The Organization and Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. The Committee has authorized the Chief Executive Officer as its designee in matters of plan administration (except that the Committee approves the amounts payable under the plan as described above in the “Compensation Discussion and Analysis” section under the heading “Annual Incentive Compensation”).

The incentive award under the plan provides for the payment of a bonus based on the Company’s performance, the Named Officer’s division or group performance and the Named Officer’s individual performance. In connection with the award, each Named Officer was awarded a target incentive amount, expressed as a percentage of base salary. The target incentive amount for the Chief Executive Officer was 100% of base salary, the target incentive amount for the remaining Named Officers was 55% of base salary. In addition

36	BEC 2008 NOTICE & PROXY STATEMENT

to establishing target incentive amounts, the Board approved a bonus metric used to calculate a multiplier of the target amount based on the achievement of the applicable performance measures. The multiplier ranged from a minimum of 0% of target for performance below a threshold level to a maximum of 200% of target for exceptional performance. Named Officers must be employed on the last day of the year in order to be eligible for an award payout. Awards are payable in either cash or stock, at the Company’s discretion.

In February 2008, the Organization and Compensation Committee reviewed the Company’s and Named Officers’ performance for 2007 in relation to the established performance measures and approved incentive payouts under the awards based on their review. All payouts were made in cash, and the amount of the payouts approved under each Named Officer’s incentive award for 2007 is presented in Column (g) of the “Summary Compensation Table.”

BEC 2008 NOTICE & PROXY STATEMENT	37

OUTSTANDING EQUITY AWARDS AT CALENDAR 2007 YEAR-END

The following table presents information regarding the outstanding equity awards held by each Named Officer as of December 31, 2007, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Option Award (#) Exercisable	Number of Securities Underlying Unexercised Option Award (#) Unexercisable	Option Award Exercise or Base Price ($)	Option Award Grant Date	Option Award Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)	(j)	(k)	(l)
S. Garrett	— 23,750 14,000 45,000 17,250 25,000 44,000 7,500 30,000	83,400(4) 71,250(5) 21,000(6) 45,000(7) — — — — —	60.82 56.91 67.79 65.70 54.66 49.09 50.60 28.68 49.08	1/4/07 1/5/06 2/21/05 1/6/05 4/1/04 12/18/03 12/04/03 1/9/03 6/17/02	1/4/14 1/5/13 2/21/12 1/6/12 4/1/11 12/18/10 12/04/10 1/9/13 6/17/12	2/15/07 2/15/07 1/4/07 4/11/06 1/5/06 4/2/03	2,000(11) — 20,850(12) — 20,000(13) 8,000(14)	145,600 — 1,517,880 — 1,456,000 582,400	— 20,850(18) — 28,000(19) — —	— 1,517,880 — 2,038,400 — —
Totals	206,500	220,650					50,850	3,701,880	48,850	3,556,280
C. P. Slacik	15,000	45,000(8)	61.31	11/6/06	11/6/13	10/25/06	5,000(15)	364,000	—	—
Totals	15,000	45,000					5,000	364,000	—	—
A. A. Pinkston	— 45,000	9,600(4) 45,000(9)	60.82 55.86	1/4/07 11/15/05	1/4/14 11/15/12	2/15/07 1/4/07 11/15/05	— 2,400(12) 5,000(16)	— 174,720 364,000	2,400(18) — —	174,720 — —
Totals	45,000	54,600					7,400	538,720	2,400	174,720
J.R. Hurley	— 3,500 12,500	12,000(4) 10,500(5) 12,500(10)	60.82 56.92 68.60	1/4/07 1/5/06 5/23/05	1/4/14 1/5/13 5/23/12	2/15/07 1/4/07 4/11/06 1/5/06 5/23/05	— 3,000(12) — 2,920(13) 5,000(17)	— 218,400 — 212,576 364,000	3,000(18) — 4,080(19) — —	218,400 — 297,024 — —
Totals	16,000	35,000					10,920	794,976	7,080	515,424
R. W. Kleinert	2,500 12,000 16,500 15,000	11,200(4) 7,500(5) 12,000(7) — —	60.82 56.92 65.70 50.60 31.38	1/4/07 1/5/06 1/6/05 12/4/03 1/21/03	1/4/14 1/5/13 1/6/12 12/4/10 1/21/13	2/15/07 1/4/07 4/11/06 1/5/06	— 2,800(12) — 2,080(13)	— 203,840 — 151,424	2,800(18) — 2,920(19) —	203,840 — 212,576 —
Totals	46,000	30,700					4,880	355,264	5,720	416,416

38	BEC 2008 NOTICE & PROXY STATEMENT

(1) Each stock option grant reported in the table above with a grant date on or after April 1, 2004 was granted under, and is subject to, the Company’s 2004 Plan. Each stock option grant reported in the table above with a grant date before April 1, 2004 was granted under, and is subject to, the Company’s 1998 Incentive Compensation Plan (the “1998 Plan”). The material terms of the stock options granted prior to 2007 and included in the table above are substantially similar to the terms of the stock options granted in 2007 and described above under “Description of Plan-Based Awards - Equity Incentive Awards - Stock Options.”

(2) The stock awards held by our Named Officers are subject to accelerated vesting and/or early termination in connection with a change in control of the Company or certain terminations of employment as described in more detail above under “Grants of Plan-Based Awards in Calendar 2007” and below under “Potential Payments Upon Termination or Change in Control.”

(3) The market or payout value of stock awards reported in Columns (j) and (l) is computed by multiplying the number of shares of stock or units reported in Columns (i) or (k), respectively, by $72.80, the closing market price of our common stock on December 31, 2007 the last trading day in 2007.

(4) The unvested portions of these awards were scheduled to vest in four substantially equal installments on January 4, 2008, January 4, 2009, January 4, 2010, and January 4, 2011.

(5) The unvested portions of these awards were scheduled to vest in three substantially equal installments on January 5, 2008, January 5, 2009 and January 5, 2010.

(6) The unvested portion of this award was scheduled to vest in three substantially equal installments on February 21, 2008, February 21, 2009, and February 21, 2010.

(7) The unvested portions of these awards were scheduled to vest in two substantially equal installments on January 6, 2008 and January 6, 2009.

(8) The unvested portion of this award was scheduled to vest in three substantially equal installments on November 6, 2008, November 6, 2009, and November 6, 2010.

(9) The unvested portion of this award was scheduled to vest in two substantially equal installments on November 15, 2008 and November 15, 2009.

(10) The unvested portion of this award was scheduled to vest in two substantially equal installments on May 23, 2008 and May 23, 2009.

(11) The unvested portion of this award was scheduled to vest in full on February 15, 2009.

(12) The unvested portion of this award was scheduled to vest in four substantially equal installments on January 4, 2008, January 4, 2009, January 4, 2010, and January 4, 2011.

(13) Of the unvested portions of these awards, two-thirds of the units was scheduled to vest on January 5, 2009, and the remaining one-third of the units was scheduled to vest on January 5, 2010.

BEC 2008 NOTICE & PROXY STATEMENT	39

(14) The unvested portion of this award was scheduled to vest in full on April 2, 2008.

(15) The unvested portion of this award was scheduled to vest on October 25, 2009. Prior to the time they become vested restricted stock generally may not be transferred, sold or otherwise disposed of. Upon termination of employment, any then unvested shares of restricted stock will generally be forfeited to the Company. However, the restricted stock award will become fully vested if Mr. Slacik’s employment terminates on account of his death or total disability. Mr. Slacik is not entitled to any payment with respect to restricted stock that is forfeited to the Company. Mr. Slacik is entitled to cash dividends on shares of restricted stock at the same rate that the Company pays dividends on all of its Common Stock. However, no dividends will be paid on shares of restricted stock that are forfeited to the Company.

(16) The unvested portion of this award was scheduled to vest on November 15, 2009.

(17) The unvested portion of this award was scheduled to vest in full on May 23, 2008.

(18) These awards consist of a grant of performance shares, as described above under “Description of Plan-Based Awards.” The number of performance shares shown for each Named Officer is the number of performance shares that are scheduled to vest on February 15, 2010, provided that the applicable performance target is satisfied.

(19) These awards consist of a grant of performance shares, as described above under “Description of Plan-Based Awards.” The number of performance shares shown for each Named Officer is the number of performance shares that are scheduled to vest on April 11, 2009, provided that the applicable performance target is satisfied.

40	BEC 2008 NOTICE & PROXY STATEMENT

OPTION EXERCISES AND STOCK VESTED IN CALENDAR 2007

The following table presents information regarding the exercise of stock options by Named Officers during 2007, and on the vesting during 2007 of other stock awards previously granted to the Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise of Option Award (#)	Value Realized on Exercise of Option Award ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

(a)	(b)	(c)	(d)	(e)
S. Garrett	—	—	3,409	202,495
C. P. Slacik	—	—	5,000	357,750
A. A. Pinkston	—	—	5,000	346,300
J. R. Hurley	—	—	—	—
R. W. Kleinert	5,000	171,031	—	—

(1) The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of our Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our Common Stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of the Common Stock on the vesting date.

BEC 2008 NOTICE & PROXY STATEMENT	41

PENSION BENEFITS - CALENDAR 2007

The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Officers under our qualified and nonqualified defined benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)(1)(2)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
S. Garrett	Pension Plan	4.543	126,033	—
	Supplemental Pension Plan	4.543	343,248	—
	Totals	—	469,281	—
C. P. Slacik	Pension Plan	—	—	—
	Supplemental Pension Plan	—	—	—
	Totals	—	—	—
A. A. Pinkston	Pension Plan	1.129	18,404	—
	Supplemental Pension Plan	1.129	13,482	—
	Totals	—	31,886	—
J. R. Hurley	Pension Plan	1.611	50,449	—
	Supplemental Pension Plan	1.611	35,007	—
	Totals	—	85,456	—
R. W. Kleinert	Pension Plan	3.948	88,482	—
	Supplemental Pension Plan	3.948	82,501	—
	Totals	—	170,983	—

(1) The years of credited service and present value of accumulated benefits are presented as of December 31, 2007 assuming that each Named Officer retires at normal retirement age and that benefits are paid out in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation - Critical Accounting Policies & Estimates - Pension Plans and Post Retirement Benefit Plan” and Note 15 (Retirement Benefits) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2007 Annual Report filed on Form 10-K with the SEC, which sections are incorporated herein by reference.

(2) On December 29, 2006, the Pension Plan was amended to provide (i) for the cessation of benefit accruals under the plan, effective December 31, 2006, with respect to certain participants described in the next sentence, and (ii) that no new participants are permitted in the plan on or after January 1, 2007. Pursuant to the amendment, benefit accruals ceased, effective December 31, 2006, for any participant (i) whose date of birth is on or after January 1, 1967 or (ii) who has not completed at least five full years of credited service under the plan as of December 31, 2006. As a result of the amendment, Messrs. Garrett, Pinkston, Hurley, and Kleinert will not accrue any further benefit under the Pension Plan after December 31, 2006 and, because he had not met the eligibility requirements under the plan as of that date, Mr. Slacik will not be eligible to participate in the Pension Plan. Because benefits under the Supplemental Pension Plan are determined with respect to benefits under the Pension Plan, Messrs. Garrett, Pinkston, Hurley, and Kleinert will not accrue any further benefit under the Supplemental Pension Plan after December 31, 2006, and Mr. Slacik will not be eligible to participate in the Supplemental Pension Plan. Although Messrs. Garrett, Pinkston, Hurley, and Kleinert will not accrue additional benefits under the Pension Plan and Supplemental Pension Plan, the present value of their accumulated benefit under the plans, as reported in Column (d) above, is expected to increase in future years because of actuarial factors.

42	BEC 2008 NOTICE & PROXY STATEMENT

Pension and Other Retirement Plans

The Company maintains two defined benefit pension plans covering the Named Officers (other than Mr. Slacik). The Pension Plan is our qualified defined benefit employee retirement plan, and the Named Officers generally participate in this plan on the same general terms as our other eligible employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined benefit plan and on the compensation that may be considered in determining accruals under a qualified defined benefit plan, the pension benefits that would otherwise be payable to the Named Officers under the Pension Plan’s benefit formula are required to be limited. The Supplemental Pension Plan is an unfunded benefit equalization plan of the type permitted by ERISA designed to permit Named Officers and other key employees to receive the full amount of benefits that would be paid under the Pension Plan but for such limitations (as well as certain additional benefits). The material terms of the Pension Plan and Supplemental Pension Plan are described below.

Pension Plan

The Company’s Pension Plan is a noncontributory defined benefit pension plan subject to the provisions of ERISA. Employees of the Company (other than certain employees of entities previously acquired by the Company) are generally eligible to participate in the plan after completing one year of service. However, as indicated above, no new participants will be admitted to the Pension Plan after December 31, 2006.

Participants become vested in their Pension Plan benefit after completing five years of vesting service. Upon a vested participant’s retirement at the plan’s normal retirement date (which is generally defined as the first day of the month coincident with or next following his or her 65th birthday), the participant is entitled to a benefit under the Pension Plan equal to the sum of (A) and (B), where (A) equals the product of 1.2%, the participant’s years of credited service and the participant’s final average earnings; and (B) equals the product of 0.8%, the participant’s years of credited service and the amount by which the participant’s final average earnings exceeds the Social Security wage base (as set forth in the Internal Revenue Code) for the year in which the separation occurs. For purposes of the Pension Plan, “final average earnings” means 12 times the monthly average of the participant’s basic earnings for the 60 consecutive months that yields the highest average. For purposes of the Pension Plan, “basic earnings” generally includes, subject to the maximum limits set forth in the Internal Revenue Code, a participant’s regular base salary or wages, incentive or commission bonuses, overtime pay, sick pay, vacation pay, shift differentials and amounts contributed to certain tax-qualified benefits of the Company, but generally excludes housing and car allowances, exercise or vesting of equity awards, tax and other Company reimbursements and other non-recurring bonuses.

Participants are permitted to remain employed with the Company following their normal retirement date and continue to accrue benefits under the Pension Plan (except that, as indicated above, benefit accruals have been frozen as of December 31, 2006 for certain participants). Vested participants may elect to retire at any time before their normal retirement date and receive a benefit reduced by a factor based on the participant’s age at the time benefit payments commence.

The normal form of early and normal retirement benefit is a life annuity for a single individual, and a joint and survivor annuity with a 50% survivor benefit for a married individual; however, participants may elect among the other optional forms of distributions in the plan. Forms of benefit other than life annuity are adjusted to result in actuarially equivalent values.

Supplemental Pension Plan

As a tax-qualified defined benefit pension plan, the Company’s Pension Plan contains certain Internal Revenue Code limits on the amount of a pension that may be paid or accrued annually by participants. Named Officers and other key employees of the Company who are prevented from accruing or receiving the full amount

BEC 2008 NOTICE & PROXY STATEMENT	43

of their pension benefit under the Pension Plan are permitted to receive the additional pension benefit under the Company’s Supplemental Pension Plan.

Under the Supplemental Pension Plan, the Company will supplement the Named Officer’s monthly pension benefit under the Pension Plan by the difference, if any, between the monthly benefit that would have been payable under the Pension Plan absent the Internal Revenue Code limits less the actual monthly benefit under the Pension Plan. The Company will further supplement the Named Officer’s monthly pension benefit under the Pension Plan to the extent such benefit is less than it otherwise would have been because of an election made by the participant pursuant to a written bonus program or nonqualified deferred compensation plan of the Company that has the effect of reducing the amount of the participant’s compensation taken into account in determining the participant’s pension benefit under the Pension Plan.

Benefits under the Supplemental Pension Plan will generally be paid to participants in a lump sum six months after the participant’s separation from service with the Company. However, to the extent that a participant’s benefit under the Supplemental Pension Plan exceeds $500,000, only the first $500,000 will be paid six months after the participant’s separation from service, and any remaining benefit will paid as soon as administratively feasible after the January 1 that follows the calendar year in which the initial $500,000 payment was made.

Depending on the manner in which a Named Officer’s employment terminates, the pension benefits of certain Named Officers may be calculated by crediting them with additional years of service and earnings credit pursuant to a change in control agreement with the Company, as described below under “Potential Payments Upon Termination or Change in Control.” The resulting additional pension benefit would be provided to the Named Officer as a separate termination benefit under the change in control agreement.

44	BEC 2008 NOTICE & PROXY STATEMENT

NONQUALIFIED DEFERRED COMPENSATION - CALENDAR 2007

The following table presents information regarding the contributions to and earnings on the Named Officers’ deferred compensation balances under the Company’s nonqualified deferred compensation plans during fiscal 2007, and also shows the total deferred amounts for the Named Officers under these plans as of December 31, 2007.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
S. Garrett	Executive Deferred Compensation Plan	524,000	177,312	15,501	—	1,968,852
	Executive Restoration Plan	49,617	25,098	12,436	—	293,814
	Totals	573,617	202,410	27,937	—	2,262,666
C. P. Slacik	Executive Deferred Compensation Plan	—	—	—	—	—
	Executive Restoration Plan	—	—	—	—	—
	Totals	—	—	—	—	—
A. A. Pinkston	Executive Deferred Compensation Plan	142,080	43,523	1,362	—	207,482
	Executive Restoration Plan	22,163	11,082	778	—	34,656
	Totals	164,243	54,605	2,140	—	242,138
J. R. Hurley	Executive Deferred Compensation Plan	171,254	16,929	6,820	—	496,470
	Executive Restoration Plan	43,082	10,053	5,977	—	120,351
	Totals	214,336	26,982	12,797	—	616,821
R. W. Kleinert	Executive Deferred Compensation Plan	—	—	—	—	—
	Executive Restoration Plan	—	—	—	—	—
	Totals	—	—	—	—	—

(1) All of the amounts reported as executive and company contributions in Columns (c) and (d) above are also included as compensation for each Named Officer in the appropriate Columns of the “Summary Compensation Table - Calendar 2007” above.

(2) Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation for each Named Officer in Column (h) of the “Summary Compensation Table - Calendar 2007.” Of the total earnings for each Named Officer listed in Column (e) above, the following amounts were also included as earnings in the “Summary Compensation Table - Calendar 2007”: Mr. Garrett ($2,644), Mr. Slacik ($0), Mr. Pinkston ($169), Mr. Hurley ($2,141) and Mr. Kleinert ($0).

(3) Company contributions to the Executive Deferred Compensation Plan credited in the form of “premium stock units” (as described below under the heading “Nonqualified Deferred Compensation Plans”) are subject to a two-year vesting schedule. Of the aggregate balance for each Named Officer under the Executive Deferred Compensation Plan at 2007 year-end, the following amounts represent Company contributions credited to the plan in the form of premium stock units that had not vested as of December 31, 2007: Mr. Garrett ($157,200), Mr. Slacik ($0), Mr. Pinkston ($42,624), Mr. Hurley ($16,740) and Mr. Kleinert ($0). No premium stock units representing Company contributions vested for any of the Named Officers in 2007.

BEC 2008 NOTICE & PROXY STATEMENT	45

Nonqualified Deferred Compensation Plans

The Company permits the Named Officers and other key employees to elect to receive a portion of their compensation reported in the “Summary Compensation Table - Calendar 2007” on a deferred basis. Deferrals of compensation during 2007 and in recent years have been made under the Company’s Executive Deferred Compensation Plan and Executive Restoration Plan. The material terms of the Executive Deferred Compensation Plan and Executive Restoration Plan are discussed below.

Executive Deferred Compensation Plan

Under the plan, each participant, including the Named Officers, may elect to defer between 10% and 70% of his base salary and/or between 5% and 80% of any bonuses he may earn. Each participating Named Officer may elect to have deferred compensation credited to one or both of the following accounts:

•

a cash account wherein deferrals are credited with interest at a rate equal to the prime rate established by the Bank of America in effect as of July 31 of the preceding year (which rate, for the 2007 plan year, was 8.25%); and/or

•

a stock unit account wherein deferrals are credited in the form of stock units (a bookkeeping entry deemed to be equivalent to one share of Common Stock) by dividing the amount of the deferrals by the fair market value of a share of Common Stock on the crediting date.

For each deferral of a bonus to a stock unit account, the Named Officer’s stock unit account will be increased by a percentage of the amount of the deferral based on the percentage of the Named Officer’s bonus deferred into the stock unit account. The additional contribution ranges from 15% of the amount deferred (for deferring between 35% and 49% of the bonus into the stock unit account) to 30% of the amount deferred (for deferring between 70% and 80% of the bonus into the stock unit account). The additional contribution will be credited in the form of additional stock units (referred to as “premium stock units”).

Named Officers are entitled to the following dividend equivalent rights with respect to stock units credited to their stock unit account. If the Company pays a cash dividend on its Common Stock, then the Named Officer’s stock unit account will be credited with an additional number of stock units equal to (i) the per-share cash dividend paid by the Company on its Common Stock, multiplied by (ii) the total number of stock units credited to the Non-Employee Director’s account as of the dividend record date, divided by (iii) the fair market value of a share of Common Stock on the dividend payment date.

Named Officers are always 100% vested in their plan accounts other than in their premium units, which become vested two years after November 30 of the plan year in which such premium units are credited to the plan. Notwithstanding the foregoing, unvested premium units will become fully vested upon a change in control of the Company or a termination of employment on account of the Named Officer’s death, total disability, retirement or involuntary layoff.

Amounts may be deferred under the plan until a specified date, retirement, death or termination of employment. If the Named Officer elects to receive a distribution upon a specified date, the distribution will occur upon the Named Officer’s termination of employment if the termination occurs prior to the specified date. At the participant’s election, deferrals will generally be paid (i) in a single sum upon termination or the specified date; (ii) 50% upon termination or the specified date and the remaining 50% upon the January 1 following the year in which the termination or specified date occurs; or (iii) for participants with an accrued balance of at least $100,000, in substantially equal annual installments of between five and 15 years following retirement. Notwithstanding the foregoing, distributions will be made in a single sum if the Named Officer terminates employment on account of his or her death. Emergency hardship withdrawals may also be permitted under the plan in certain circumstances. Certain deferred amounts under the plan that are “grandfathered” for purposes of Section 409A of the Internal Revenue Code may be withdrawn at any time upon the election of a Named Officer, subject to a 10% early withdrawal penalty.

46	BEC 2008 NOTICE & PROXY STATEMENT

Amounts credited to the cash account will be paid in cash; stock units credited to the stock unit account will be paid in an equivalent number of shares of Common Stock.

Executive Restoration Plan

The Company maintains a tax-qualified 401(k) plan called the Savings Plan. As a tax-qualified plan, the Savings Plan contains certain Internal Revenue Code limits on the amount of elective contributions or matching contributions a participant can make or receive under the Savings Plan. Named Officers and other key employees of the Company who are prevented by these limits from making additional contributions or receiving additional Company matching contributions under the Savings Plan are permitted to defer the additional compensation and receive the additional matching contributions under the Executive Restoration Plan.

Each participant, including the Named Officers, may elect to defer under the plan up to 15% of his salary once the executive is prevented from making or receiving any additional contributions under the Savings Plan. Deferred compensation is credited to a cash account wherein deferrals are credited with interest at a rate equal to the prime rate established by the Bank of America in effect as of the July 31 of the preceding plan year (which rate, for the 2007 plan year, was 8.25%).

In addition to elective deferrals, the Company makes a matching contribution to the plan on behalf of participants whose Company contributions to the Savings Plan are subject to the Internal Revenue Code limits. The contribution equals the additional amount the Company would have contributed on behalf of the participant under the Savings Plan absent the Internal Revenue Code limits, and is credited to the plan in the form of stock units (a bookkeeping entry deemed to be equivalent to one share of Common Stock) by dividing the amount of the additional contribution by the fair market value of a share of Common Stock on the crediting date. If the Company pays a cash dividend on its Common Stock, then the Named Officer’s stock unit account will be credited with an additional number of stock units equal to (i) the per-share cash dividend paid by the Company, multiplied by (ii) the total number of stock units credited to the Named Officer’s account as of the dividend record date, divided by (iii) the fair market value of a share of Common Stock on the dividend payment date.

Named Officers are always 100% vested in their plan accounts. Plan accounts are generally distributed in a single sum upon the Named Officer’s termination of employment. However, emergency hardship withdrawals may also be permitted under the plan in certain circumstances. Certain deferred amounts under the plan that are “grandfathered” for purposes of Section 409A of the Internal Revenue Code may be withdrawn at any time upon the election of a Named Officer, subject to a 10% early withdrawal penalty. Elective deferrals credited to a cash account will be paid in cash; stock units credited under the plan will be paid in an equivalent number of shares of Common Stock.

EQUITY COMPENSATION PLANS

Equity Compensation Plans Approved by Stockholders. Beckman Coulter currently maintains six equity-based compensation plans that have been approved by stockholders —

1.	The 2007 Long-Term Performance Plan, which was approved by stockholders in 2007 and is referred to as the “2007 Plan,”

2.	The 2004 Long-Term Performance Plan, which was approved by stockholders in 2004 and is referred to as the “2004 Plan,”

3.	The 1998 Incentive Compensation Plan, which was approved by stockholders in 1998 and is referred to as the “1998 Plan,”

4.	The Employees’ Stock Purchase Plan, which was most recently approved by stockholders in 2001 and is referred to as the “ESPP,”

BEC 2008 NOTICE & PROXY STATEMENT	47

5.	The Incentive Compensation Plan of 1990, which was most recently approved by stockholders in 1992 and is referred to as the “1990 Plan,” and

6.	The Stock Option Plan for Non-Employee Directors, which was most recently approved by stockholders in 1992 and is referred to as the “Directors Plan.”

•

ESPP. Subject to limits, all of our officers and employees are eligible to participate in the ESPP. The ESPP generally operates in successive 6-month purchase periods. Participants in the ESPP may purchase common stock at the end of each purchase period at a purchase price equal to 85% or 90%, as determined by the Board in advance of each purchase period, of the lower of the fair market value of the stock at the beginning or the end of the period. The administrator of the ESPP may allow participants to contribute up to 15% of their eligible compensation to purchase stock under the plan. The current contribution limit is 10% of each participant’s eligible compensation. The ESPP plan is administered by the Board or a committee of the Board.

•

2007 Plan, 2004 Plan, 1998 Plan, 1990 Plan and Directors Plan. Certain stock option grants remain outstanding to our officers, employees and directors under these plans and certain restricted stock and restricted stock units also remain outstanding under the 1998 Plan, the 2004 Plan, and the 2007 Plan. However, the authority to grant new awards under the 2004 Plan terminated in April 2007, the 1998 Plan terminated in December 2003 and under each of the other two plans in 1998. The Board or a committee of the Board continues to administer these plans as to the options, restricted stock units, and restricted stock awards that remain outstanding.

Equity Compensation Plans Not Approved by Stockholders. Beckman Coulter currently maintains five equity-based compensation plans that have not been approved by stockholders —

1.	The Deferred Directors’ Fee Program, which is referred to as the “Deferred Fee Program,”

2.	The Executive Deferred Compensation Plan, which is referred to as the “Deferred Compensation Plan,”

3.	The Executive Restoration Plan, which is referred to as the “Restoration Plan,”

4.	The Beckman Coulter Ireland Inc. Share Participation Scheme, which is referred to as the “Ireland Program,” and

5.	The Stock Purchase Plan for employees in Japan, also referred to as the “Japan Program.”

Stockholder approval of these plans has not been required.

•

Deferred Fee Program, Deferred Compensation Plan, and Restoration Plan. Under the Deferred Fee Program, a non-employee member of the Board may elect to defer a percentage of the fees that would otherwise become payable to the director for his or her services on the Board. Under the Deferred Compensation Plan and the Restoration Plan, a select group of officers and certain other employees may elect to defer compensation that would otherwise become payable to them. Each participant in the Deferred Fee Program or the Deferred Compensation Plan may elect that his or her deferrals be credited in the form of cash or stock units. Beckman Coulter provides company contributions under the Restoration Plan, in the form of additional credits of stock units, generally based on the company contributions that a participant would have been entitled to under the Company’s qualified retirement plans had certain limits of those plans not applied to the participant. A director may earn up to a 30% premium for deferring his or her fees in the form of stock units under the Deferred Fee Program. A participant in the Deferred Compensation Plan may earn up to a 30% premium for deferring his or her bonus in the form of stock units. Any

48	BEC 2008 NOTICE & PROXY STATEMENT

premium stock units credited under the Deferred Compensation Plan are subject to a vesting schedule. Stock units accrue dividend equivalents, credited in the form of additional stock units, as dividends are paid by Beckman Coulter on its issued and outstanding common stock. Stock units are bookkeeping entries that, when payable, will be paid in the form of an equivalent number of shares of Beckman Coulter common stock, except that premium units credited under the Deferred Fee Program on and after April 1, 2004 and dividends attributable thereto are paid in cash. Each participant elects the time and manner of payment (lump sum or installments) of his or her stock units credited under the Deferred Fee Program or the Deferred Compensation Plan. Stock units credited under the Restoration Plan are paid at termination of employment. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under these programs are shares that have been purchased on the open market.

•

Ireland Program. The Ireland Program provides a means for employees of Beckman Coulter’s Ireland subsidiary to purchase Beckman Coulter stock. Participants in the Ireland Program are not otherwise eligible to participate in the ESPP. Subject to limits, participants in the Ireland Program decide how much of their bonus and salary they wish to forego to use for the purchase of shares under the program. The purchase price for the shares under the program generally equals the fair market value of the shares at the time of purchase — no discounted purchase price is offered under the program. The program offers certain tax advantages under Ireland tax rules to participants in the program. Shares purchased under the program generally cannot be sold for two years following the purchase of the shares under the program and additional tax benefits may be obtained if the shares are not sold until three years after their acquisition. The Ireland Share Purchase Program is administered by the Board of Directors of Beckman Coulter’s Ireland subsidiary. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under the Ireland Program are shares that have been purchased on the open market.

•

Japan Program. The Japan Program provides a stock purchase opportunity to employees of Beckman Coulter’s Japan subsidiary to purchase Beckman Coulter stock. Participants in the Japan Program are not otherwise eligible to participate in the ESPP. Participants in the Japan Program may contribute up to 10% of their salary for the purchase of stock and may also contribute a portion of their bonus (up to three times the dollar amount of salary contributed by the employee) to purchase Beckman Coulter stock. The Company matches 5% of what the participant contributes. The contributions are accumulated and used to purchase Beckman Coulter stock on a monthly basis at the fair market value of the stock at the time of purchase. The Japan Program is administered by the Company’s Japan subsidiary. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under the Japan Program are shares that have been purchased on the open market.

Summary Table. The following table sets forth, for each of Beckman Coulter’s equity-based compensation plans, the number of shares of Beckman Coulter common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2007.

BEC 2008 NOTICE & PROXY STATEMENT	49

Equity Compensation Plan Table

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	7,679,759 (1)(2)	$50.1096 (3)	4,368,697 (4)
Equity compensation plans not approved by stockholders	376,076 (5)	N/A	N/A (6)
Total	8,055,835	$50.1096	4,368,697

(1)	Of these shares, 529,658 were subject to options then outstanding under the 2007 Plan, 2,994,152 were subject to options then outstanding under the 2004 Plan, 3,619,624 were subject to options then outstanding under the 1998 Plan, 15,834 were subject to options then outstanding under the 1990 Plan, and 26,000 were subject to options then outstanding under the Director Plan. In addition, this number includes 8,500 shares that were subject to outstanding stock unit awards granted under the 2007 Plan and 485,991 shares that were subject to outstanding stock unit awards granted under the 2004 Plan.

(2)	This number includes 66,234 shares that will be issued upon the payment of stock units credited under the terminated Beckman Coulter Option Gain Deferral Program adopted under the 1990 Plan and the 1998 Plan.

(3)	This number does not reflect the 66,234 shares that will be issued upon the payment of stock units credited under the Option Gain Deferral Program, the 8,500 shares that were subject to outstanding stock unit awards granted under the 2007 Plan, or the 485,991 shares that were subject to outstanding stock unit awards granted under the 2004 Plan.

(4)	This number of shares is presented after giving effect to purchases under the ESPP for the purchase period that ended December 31, 2007. Of the aggregate number of shares that remained available for future issuance, 2,065,885 were available under the ESPP and 2,302,812 were available under the 2007 Plan.

(5)	Reflects an aggregate of 369,160 stock units then credited under the Deferred Fee Program, the Deferred Compensation Plan, and the Restoration Plan, and an additional 6,916 shares previously purchased under the Ireland Program and held in trust for delivery to the participants who purchased such shares following the satisfaction of the required two-year holding period under the program.

(6)	There is no explicit share limit under the Deferred Fee Program, the Deferred Compensation Plan, the Restoration Plan, the Ireland Program, or the Japan Program. The number of shares to be delivered with respect to these programs in the future depends on the levels of fees and compensation that participants elect to defer under the Deferred Fee Program, the Deferred Compensation Plan, and the Restoration Plan and the amounts of compensation that participants in the Ireland Program and Japan Program elect to contribute to that program. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under these programs are shares that have been purchased on the open market.

50	BEC 2008 NOTICE & PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section described the benefits that may become payable to Named Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. In addition to the change in control and termination benefits described below, outstanding equity-based awards held by our Named Officers may also be subject to full or partial accelerated vesting in connection with certain terminations of employment and changes in control of the Company under the terms of our equity incentive plans as noted under “Grants of Plan-Based Awards in Calendar 2007” and “Outstanding Equity Awards at Calendar 2007 Year-End” above. Moreover, Named Officers are generally entitled to payment of any deferred stock units upon termination of employment.

As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to Named Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2007 and that the price per share of the Company’s Common Stock is equal to $72.80, the closing price per share on December 31, 2007. As described below, if the benefits payable to a Named Officer in connection with a change in control of the Company would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code of 1986 (“Section 280G”), the Company will make an additional payment to the executive so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due. For purposes of calculating the Section 280G excise tax, we have assumed that the Named Officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. The value of this acceleration (and thus the amount of the additional payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction. For purposes other than calculating the Section 280G excise tax, we have calculated the value of any option or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full “spread” value for option awards and the full price per share of Common Stock for stock awards).

Separation Pay Plan

The Company provides severance benefits outside of a change in control context to certain employees, including all of the Named Officers, under its Separation Pay Plan. Under the plan, an executive, including all of the Named Officers, is generally entitled to severance benefits if his or her employment with the Company is terminated at the request of the Company’s Board of Directors, or at the request of the Company’s Chief Executive Officer with the support of the Board of Directors. However, no executive is entitled to a benefit under the Separation Pay Plan if the officer is terminated for cause. A severance benefit is payable to an executive only if the executive executes a release of claims in favor of the Company and, if requested by the Company, a covenant not to compete or solicit the Company’s employees or customers.

The severance benefit for an executive (other than for the Chief Executive Officer) consists of two months of continued base salary for each full year of service with the Company, provided that the salary continuation shall in no event be less than six months or more than eighteen months. The severance benefit for the Chief Executive Officer consists of three months of continued base salary for each full year of service with the Company, provided that the salary continuation shall in no event be less than nine months or more than twenty-four months. Payment of severance benefits under a change in control agreement with the Company are in lieu of any severance benefits under the Separation Pay Plan.

The following table lists the Named Officers and the estimated amount of their severance benefit under the plan had their employment with the Company terminated on December 31, 2007 under circumstances described above and had they executed a general release in favor of the Company, and, if requested, a covenant not to compete with the Company or solicit its employees and customers.

BEC 2008 NOTICE & PROXY STATEMENT	51

Name	Estimated Value of Severance Benefit ($)
(a)	(b)
S. Garrett	1,065,000
C. P. Slacik	237,499
A. A. Pinkston	196,000
J. R. Hurley	170,000
R. W. Kleinert	266,667

Change in Control Agreements with Named Officers

The Company is a party to a change in control agreement with each Named Officer. The agreements are substantially identical (except as noted below with respect to our Chief Executive Officer and with respect to Pension Plan and Retirement Account Plan benefits) and provide for certain benefits to be paid to the Named Officer in connection with a termination of employment with the Company under the circumstances described below. As a condition to the benefits described below, the Named Officer must execute a release of claims in favor of the Company. The change in control agreements also contain a perpetual confidentiality provision and a one-year non-solicitation of employees provision.

The change in control agreements provide for certain severance benefits in the event that, on or within two years following a change in control of the Company, the Named Officer’s employment is terminated by the Company (or a successor) without “cause” (as defined in the agreement) or by the executive if the executive’s compensation or duties are “changed in any material respect” (as defined in the agreement). A termination of employment under the circumstances described above is referred to as a “qualifying termination” in the agreements. In addition, if the Named Officer’s employment terminates under the circumstances described above within six months prior to a change in control, the executive may submit to an arbitration proceeding the determination of whether the termination was a constructive qualifying termination entitling the Named Officer to severance under the agreement. In the event of a qualifying termination, a Named Officer will be entitled to the following severance pay and benefits:

(i) A lump sum cash payment equal to two times (three times for our Chief Executive Officer) the sum of (A) the executive’s highest annual base salary rate as of the date of termination, plus (B) a management bonus increment equal to an “applicable percentage” of the executive’s highest annual base salary. The “applicable percentage” is generally the participant’s target bonus percentage of base salary. The agreements provide for certain equitable adjustments to be made to the applicable percentage if the Company’s management bonus plan is redesigned or eliminated after the date of the agreement.

(ii) A pro-rata (calculated to the nearest month) management bonus for the year of the qualifying termination, calculated as if the target performance had been achieved for the year.

(iii) Accelerated vesting of then-outstanding equity awards, with any outstanding stock options to remain exercisable for the maximum term of the option.

(iv) For those executives who continue to accrue benefits under the Company’s Pension Plan, an additional pension benefit equal to the difference between the executive’s actual benefit under the Company’s Pension Plan upon termination and the benefit the executive would have received under the plan if the executive had been employed for an additional two years (three years for our Chief Executive Officer) and had earnings during that period equal to the amount determined under clause (i) above. The additional pension benefit will be paid to the executive over the same period of time as he or she is receiving a benefit from the Pension Plan.

52	BEC 2008 NOTICE & PROXY STATEMENT

(v) For those executives who do not participate in the Company’s Pension Plan or whose benefit accruals under the Pension Plan are frozen, an additional payment from the Company equal to the sum of (x) the value (if any) of the Named Officer’s unvested benefit in the Pension Plan and Retirement Account Plan, plus (y) the Company contributions that the executive would have received under the Retirement Account Plan if the executive had been employed for an additional two years (three years for our Chief Executive Officer) and had earnings during that period equal to the amount determined under clause (i) above.

(vi) For a period of two years (three years for our Chief Executive Officer), the executive may participate in the group health, life insurance, automobile allowance, financial planning assistance, outplacement services, directors and officers insurance and indemnification programs of the Company in the same manner and at the same level as in effect prior to the qualifying termination.

(vii) If the executive’s benefits are subject to the excise tax imposed under Section 280G, a gross-up payment so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due.

The following table lists the Named Officers and the estimated amounts they would have become entitled to under their change in control agreement had their employment with the Company terminated on December 31, 2007 under the circumstances described above.

Name	Estimated Total Value of Cash Payment ($)	Estimated Total Value of Equity Acceleration ($)	Estimated Value of Additional Pension and Retirement Account Plan Benefit ($)(1)	Estimated Total Value of Benefit Plan Continuation ($)	Estimated Total Value of Excise Tax “Gross-Up” ($)
(a)	(b)	(c)	(d)	(e)	(f)
S. Garrett	5,964,000	9,813,703	306,720	97,985	5,207,608
C. P. Slacik	1,733,750	881,050	29,450	74,807	842,456
A. A. Pinkston	1,430,800	1,590,748	92,646	80,346	856,390
J. R. Hurley	1,241,000	1,673,453	148,696	74,746	968,626
R. W. Kleinert	1,460,000	1,110,194	245,383	80,665	868,173

(1) As indicated above, Pension Plan benefits for certain participants, including Messrs. Garrett, Pinkston, Hurley and Kleinert, were frozen as of December 31, 2006 because these participants did not then have at least five years of service, and Mr. Slacik was not eligible to participate in the Pension Plan. Had Messrs Garrett, Slacik, Pinkston, Hurley and Kleinert become entitled to severance benefits under their change in control agreements on December 31, 2007, they would have been entitled to payments from the Company equal to the Company contributions they would have received under the Retirement Account Plan if they had been employed for an additional two years (three years for Mr. Garrett), the amounts of which are shown in the table above. Furthermore, Messrs. Pinkston, Hurley and Kleinert were not vested under the Pension Plan as of December 31, 2007. Had Messrs. Pinkston, Hurley and Kleinert become entitled to severance benefits under their change in control agreements on December 31, 2007, they would have been entitled to pension benefits in the amounts they would have received if they had been vested under the Pension Plan and the Supplemental Pension Plan as of December 31, 2007, the amounts of which are set forth above and in the “Pension Benefits - Calendar 2007” table.

Pension Plans

Upon a Named Officer’s retirement or other termination of employment, the Named Officer will generally receive a payout of his or her vested retirement benefits under the Company’s defined benefit pension plans. See the “Pension Benefits - Calendar 2007” table above and the related “Pension and Other Retirement Plans” discussion for a description of these retirement payments.

BEC 2008 NOTICE & PROXY STATEMENT	53

Nonqualified Deferred Compensation Plans

Upon a Named Officer’s retirement or other termination of employment, the Named Officer will generally receive a payout of his vested account balances under the Company’s nonqualified deferred compensation plans. In addition, in the event of a change in control of the Company or certain terminations of employment, a Named Officer will become fully vested in his or her premium stock units under the Executive Deferred Compensation Plan. See the “Nonqualified Deferred Compensation - Calendar 2007” table above and the related “Nonqualified Deferred Compensation Plans” discussion for a description of these nonqualified deferred compensation payments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth the amount of shares of Common Stock beneficially owned as of February 27, 2008, the most recent practicable date, unless otherwise indicated, by those persons or entities (or group of affiliated persons or entities) known by management or based on filings with the SEC to beneficially own more than five percent of the outstanding Common Stock, each director and director nominee of the Company, the Named Officers reported in the “Summary Compensation Table – Calendar 2007” above, and all current directors and executive officers of the Company as a group. Percentage of ownership is calculated using the number of outstanding shares as of February 28, 2008 (62,743,186), plus the number of shares the individual or group had the right to acquire within 60 days after February 27, 2008, as indicated in notes 1 and 2 following the table.

By Directors and Executive Officers

Beneficial Owner	Beckman Coulter Common Stock (1)(2)(3)(4)(5)	Percentage of Ownership
Directors:
P. B. Dervan	63,846	*
K. M. Farr	17,529	*
R. G. Funari	5,198	*
S. Garrett	331,909	*
C. A. Haggerty	57,434	*
V. B. Honeycutt	46,006	*
W. N. Kelley	68,481	*
J. V. Mazzo	2,807	*
G. S. Schafer	33,255	*
B. Woods	56,738	*
S. R. Nowakowski	0	*
Other Named Officers:
C. P. Slacik	5,115	*
A. A. Pinkston	56,274	*
J. R. Hurley	30,321	*
R. W. Kleinert	58,654	*
		*
All current directors and executive officers as a group (25 persons)	1,375,638	2%

*	Less than 1% of outstanding shares. All amounts have been rounded to the nearest whole number.

(1)	Unless otherwise indicated, each person’s address is c/o Beckman Coulter, Inc., 4300 North Harbor Boulevard, P.O. Box 3100, Fullerton, California 92834-3100. If a stockholder holds options or other securities that are exercisable or otherwise convertible into the Common Stock within 60 days of February 27, 2008, we treated the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of the Common Stock. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

54	BEC 2008 NOTICE & PROXY STATEMENT

(2)	Includes shares that could be purchased by exercise of options on February 27, 2008 or within 60 days thereafter, under the Company’s Stock Option Plan for Non-Employee Directors, the Incentive Compensation Plan of 1990 and the 1998 Incentive Compensation Plan, and the 2004 Long-Term Performance Plan, as applicable.

(3)	Includes shares held in trust for the benefit of the named officers and employee directors under the Company’s Savings Plan as of December 31, 2007.

(4)	Certain directors have elected to treat their cash compensation from annual retainers and fees as though it has been invested in Common Stock under the Deferred Directors Fee Program (see “Director Compensation” above). In addition, certain officers have elected to participate in the Company’s Executive Deferred Compensation Plan and/or the Executive Restoration Plan and to have a portion of their salaries and annual bonuses and related Company matching and premium contributions under such plans treated as if invested in Common Stock. Stock units are distributed at the end of the deferral period in the form of shares of Common Stock, and premium units credited on or after April 1, 2004 and dividend equivalents attributable thereto will be charged against the applicable share limits of the 2004 Long-Term Performance Plan and 2007 Long-Term Performance Plan.

(5)	Excludes restricted share unit awards and performance share unit awards which have not yet vested.

By Others

We know of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock. The table shows information reported to us as of February 27, 2008, with percentage of ownership calculated using the number of outstanding shares for voting purposes on the Record Date.

Name of Beneficial Owners	Shares of Common Stock		Percent
Wellington Management Company LLP 75 State Street Boston, MA	8,493,605	[1]	13.5%

(1)	Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008 by the named beneficial owner reporting shared voting power as to 4,623,271 shares and shared dispositive power as to 8,466,405 shares.

Charitable Contributions

During the fiscal year ended December 31, 2007, the Company did not make any contributions to any charitable organization in which an independent, non-management director served as an executive officer that exceeded the greater of $1M or 2% of the charitable organization’s consolidated gross revenues.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and officers of the Company and persons who own more than ten percent of a registered class of the Company’s equity securities (“Reporting Person”) to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Common Stock. In addition, under Section 16(a), trusts for which a Reporting Person is a trustee and a beneficiary (or a member of his immediate family is a beneficiary) may have a separate reporting obligation with regard to holdings and transactions in Common Stock.

Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during 2007. To the Company’s knowledge, based solely on a

BEC 2008 NOTICE & PROXY STATEMENT	55

review of the copies of those forms furnished to the Company and written representations from the executive officers and directors, all of these requirements were satisfied, except as to matters as stated herein. Mr. Schafer filed one late report involving 531.8 shares related to the Board’s deferred compensation plan when his filing codes were inadvertently disabled. Mr. Kelley filed one late report involving 2000 shares of restricted stock because information needed to complete the report was not available in a timely manner. Mr. Slacik filed one late report involving 2,373 shares of common stock because information needed to complete the report was not available in a timely manner. Mr. Glyer filed one late report involving a transfer of 963 shares. Mr. Boghoisan, Mr. Hurley, and Mr. Kleinert each filed one late report involving a grant of stock options because information needed to complete the report was not available in a timely manner. Mr. Bell, Mr. Garrett, and Mr. Glyer each filed two late reports involving transactions associated with the Company’s deferred compensation plans because information to complete the reports was not available in a timely manner. Mr. Boghosian, Mr. Hurley, and Mr. Pinkston each filed three late reports because information needed to complete the reports was not available in a timely manner. In each case of a late report involving the Company’s deferred compensation plans, the number of shares involved was fewer than 25 per late report.

ANNUAL REPORT

A copy of the 2007 Annual Report on Form 10-K which includes the consolidated financial statements, but excludes exhibits, is being mailed to each stockholder of record as of the Record Date, together with the proxy materials; however, that report is not part of the proxy soliciting information. We will furnish desired exhibits upon written request and payment of a fee of 10 cents per page covering our duplicating costs. Written requests should be directed to the Secretary of the Company at the address shown on Page 1 of this Proxy Statement. The Annual Report on Form 10-K (including exhibits thereto) and this Proxy Statement are also available on our website (www.beckmancoulter.com).

DEADLINE FOR STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at meetings of the Company’s stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in the Company’s proxy materials relating to its 2009 annual meeting, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than November 15, 2008. Such proposals should be delivered to the Secretary of the Company at the address shown on Page 1 of this Proxy Statement.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

The Company’s Amended and Restated By-Laws provide that for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of the Company not less than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date (as specified in the Company’s proxy materials for its immediately preceding annual meeting of stockholders). To be timely for the 2008 annual meeting, a stockholder’s notice must be delivered, or mailed to and received by the Company’s Secretary at the principal executive offices of the Company no later than February 23, 2009. However, if the scheduled meeting date is changed and the Company does not provide at least 70 days advance notice or public disclosure of the change, then stockholders have until the close of business on the tenth day after the date the Company gave notice or publicly disclosed the changed date of the annual meeting in which to submit proposals.

A stockholder’s notice to the Secretary of the Company must set forth the information required by the Company’s Amended and Restated By-Laws with respect to each matter the stockholder proposes to bring before

56	BEC 2008 NOTICE & PROXY STATEMENT

the annual meeting. A copy of the full text of these bylaw provisions may be obtained by writing to the Secretary of the Company at the address shown on Page 1 of this Proxy Statement. All proposals are subject to review by the Board to determine if they will be included in the Company’s proxy statement and submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

In addition, the proxy solicited by the Board of Directors for the 2009 annual meeting will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which the Company has not been provided with notice on or prior to February 27, 2009 and (ii) as permitted under Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

OTHER BUSINESS

The Board does not intend to present any business at the Annual Meeting other than as stated above. As of the date of this Proxy Statement, neither the Board nor management of the Company knows of any other matters to be brought before the stockholders at this Annual Meeting. If any other matters properly come before the meeting for action by stockholders, proxies in the form enclosed returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such recommendation, in accordance with the discretion of the persons named in the proxy.

By Order of the Board of Directors,

Arnold A. Pinkston

Senior Vice President, General Counsel and Secretary

March 21, 2008

Fullerton, California

BEC 2008 NOTICE & PROXY STATEMENT	57

BECKMAN COULTER

000004

## Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

### Electronic Voting Instructions

**You can vote by Internet or telephone!**
**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on Thursday, April 24, 2008.**

**Vote by Internet**

**Vote by telephone**

## Annual Meeting Proxy Card

123456 C0123456789 12345

1. Election of Directors - Term Expiring in 2011.

| | For | Withhold | | For | Withhold |
|---|---|---|---|---|---|
| 01 - Kevin M. Farr | ☐ | ☐ | 02 - Van B. Honeycutt | ☐ | ☐ |
| 03 - James V. Mazzo | ☐ | ☐ | 04 - Betty Woods | ☐ | ☐ |

+

You can submit your proxy by mail or phone or via the Internet anytime prior to Thursday, April 24, 2008 (see following paragraph for deadline to instruct the Trustee for the Savings Plan). You should indicate if you plan to attend the meeting in the box provided if you submit by mail or when prompted if you use the phone or Internet method.

If shares are held on your behalf under the Beckman Coulter Savings Plan, this proxy serves to provide instructions to the plan trustee who then votes the shares. Instructions must be received by Monday, April 21, 2008 to be included in the tabulation for the Trustee's vote. If no instructions are received, your shares will not be voted. You will not receive a separate proxy card for these shares.

If you receive more than one set of proxy materials from the Company, please act promptly on each set you receive. If you return multiple cards by mail, you may use the same return envelope. If you use the Internet or telephone to provide instructions or grant a proxy, you must have each proxy/voting instruction card in hand.

Please date and sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

C 1234567890 JNT
1 U P X 0 1 6 3 7 2 5

+

<STOCK#> 00U4EF

BECKMAN COULTER

Admission Ticket

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000004 C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available You can vote 24 hours by Internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

1:00 Proxies a.m. submitted , Central Time, by the on Internet Thursday, or telephone April 24, 2008. must be received by

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/bec

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposal - The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. Election of Directors - Term Expiring in 2011.

For Withhold

For Withhold

01 - Kevin M. Farr

03 - James V. Mazzo

02 - Van B. Honeycutt

04 - Betty Woods

+

2. Ratification registered public of KPMG accounting LLP as firm the Company’s for fiscal year independent 2008.

For Against Abstain

should You can indicate submit ifyour you proxy plan to by attend mail or the phone meeting or via in the the box Internet provided anytime if you prior submit to Thursday, by mail or April when 24, prompted 2008 (see if you following use the paragraph phone or for Internet deadline method. to instruct the Trustee for the Savings Plan). You If Monday, shares April are held 21, 2008 on your to be behalf included under in the the Beckman tabulation Coulter for the Trustee’s Savings Plan, vote. this If no proxy instructions serves are to provide received, instructions your shares to the will plan not be trustee voted. who You then will not votes receive the shares. a separate Instructions proxy card must for be these received shares. by you If you use receive the Internet more than or telephone one set of to proxy provide materials instructions from or the grant Company, a proxy, please you must act promptly have each on proxy/voting each set you instruction receive. If card you return in hand. multiple cards by mail, you may use the same return envelope. If

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below please Please give date full and title. sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

<STOCK#> 00U4EF

C 1234567890 J N T

1 U P X 0 1 6 3 7 2 5

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

BECKMAN COULTER

PROXY/VOTING INSTRUCTION CARD — BECKMAN COULTER, INC.

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders Beckman Coulter, Inc. Headquarters, Fullerton, California Thursday, April 24, 2008, 10:00 A.M.

The undersigned hereby authorizes and appoints Robert G. Funari and Glenn S. Schafer, and each of them, as true and lawful agents and proxies with power to act without the other and with full power of substitution in each, to represent the undersigned as indicated on the reverse side hereof, to vote all the shares of Beckman Coulter Common Stock which the undersigned is entitled to vote, and to vote upon, in their discretion, all other matters as may come before the 2008 Annual Meeting of Stockholders or any adjournments or postponements thereof.

This card provides voting instructions as applicable, to (1) the appointed proxies for shares held of record by the undersigned including shares, if any, held under the Beckman Coulter Dividend Reinvestment Plan and (2) the Trustee for shares, if any, held on behalf of the undersigned in the Beckman Coulter Savings Plan.

You are encouraged to specify your choices by marking the appropriate box (SEE REVERSE SIDE). You need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation, in which case you need only sign, date, and return the card. If you submit your proxy by telephone or via the internet, you need not return the card.

Receive Proxy Materials Electronically

With your consent, we will send all future proxy voting materials to you by e-mail. To enroll to receive future proxy materials on-line, if you are a plan participant, please go to www.econsent.com\BEC and if you are a registered holder, please go to www.computershare.com/us/ecomms.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

ATTENTION

TRUSTEE VOTING INSTRUCTION INFORMATION BENEFIT EQUITY TRUST

Please provide your instructions to the Trustee promptly. All instructions must be received by Monday, April 21, 2008 to be included in the tabulation for the Trustee’s vote.

The Benefit Equity Trust was established to assist Beckman Coulter, Inc. in meeting its stock-based obligations. You do not have any interests, entitlements, claims, ownership or beneficial ownership in any stock or other assets of the Beckman Coulter Benefit Equity Trust. However, pursuant to the terms of the trust, we as trustee hereby request your assistance as a recent participant in the Beckman Coulter Employees’ Stock Purchase Plan by directing the vote of the Trust’s holdings of Beckman Coulter Common Stock.

All Beckman Coulter Common Stock shares held in the trust will be voted by Wells Fargo Bank, N.A., as trustee, and the vote will be in the same proportions as the number of instructions received by us. Accordingly, we are looking forward to your assistance in providing us with your voting preferences. Your voting instructions will be kept confidential.

WELLS FARGO BANK, N.A., TRUSTEE

Beckman Coulter, Inc. Benefit Equity Trust

The Board of Directors of Beckman Coulter has solicited a proxy from Wells Fargo Bank, N.A., as Trustee for the Beckman Coulter Benefit Equity Trust, on matters presented at the Beckman Coulter Annual Meeting of Stockholders, Thursday, April 24, 2008, and any adjournments or postponements thereof. The undersigned directs the Trustee on the matters shown on the reverse side hereof.

SEE REVERSE SIDE